Exhibit 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS *. A COMPLETE, UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SIGN AND RETURN THIS PAGE TO CIRM	CT1-05168

NOTICE OF LOAN AWARD – CIRM RFA-10-03: Targeted Clinical Development Awards
California Institute for Regenerative Medicine

Issue Date: July 27, 2011
Loan Number:	CT1-05168	Budget Period:	Annual as of 8/1/2011
Loan Recipient Name:	Geron Corporation
Loan Recipient/Grantee ID:	PR-Y0009A-SF	Project Period Start:	8/1/2011
Principal Investigator:	Dr. Jane Lebkowski	Project Period End:	7/31/2014

Project Title: Evaluation of Safety and Preliminary Efficacy of Escalating Doses of GRNOPC1 in Subacute Spinal Cord Injury

Authorized Organizational Official and Address:	Official and Address to Receive Payments:
David Greenwood	Olivia Bloom
President, Chief Financial Officer & interim Chief	Vice President & Chief Accounting Officer
Executive Officer 230 Constitution Dr	230 Constitution Dr
Menlo Park, CA 94025	Menlo Park, CA 94025

The California Institute for Regenerative Medicine hereby awards a loan in the amount of $24,846,856 to be disbursed over a total period of 3 years to Geron Corporation (Loan Recipient/Grantee ID PR-Y0009A-SF) in support of the above referenced project. This award is made pursuant to the California Stem Cell Research and Cures Act (Health and Safety Code section 125290.10 et. seq.) and is subject to the Terms and Conditions referenced below. (Capitalized terms are defined herein or in the CIRM Loan Administration Policy, (LAP) a copy of which may be found on the CIRM website at: http://www.cirm.ca.gov/cirm-operations/Regulations.)

In accepting this Loan, the Loan Recipient warrants to CIRM that any funds expended under the award will be for the purposes set forth in the approved application and this Notice of Loan Award (NLA) and agrees to comply with all applicable CIRM regulations and standards.

To accept this Loan, the Principal Investigator and Authorized Organizational Official must sign and return this NLA to CIRM within 45 days of the issue date. Payment will be issued only after the signed NLA is received by CIRM. Loan funds will be sent to the organization’s address listed above under Official and Address to Receive Payments unless an updated address is provided in the box below. If the applicant cannot accept the award, including the legal obligation to perform in accordance with the provisions of this NLA, it should notify CIRM immediately.

If you have any questions about this award, please contact the CIRM staff referenced on page 3.

Updated Address to Receive Payments:
/s/ Alan Trounson
Alan O. Trounson, Ph.D.
President
California Institute for Regenerative Medicine

AWARD ACCEPTANCE: The Principal Investigator and Authorized Organizational Official must sign below and return the entire NLA to CIRM to accept the Loan award.

	Principal Investigator	Authorized Organizational Official
Name	Jane Lebkowski	David Greenwood
Signature	/s/ Jane S. Lebkowski	/s/ David L. Greenwood
Date	July 28, 2011

SIGN AND RETURN ALL PAGES TO CIRM

NOTICE OF LOAN AWARD	CT1-05168
California Institute for Regenerative Medicine

TERMS AND CONDITIONS OF AWARD

A.	This award is based on the application submitted to CIRM, and as approved by the Independent Citizens' Oversight Committee (ICOC) on the above-titled project and is subject to the terms and conditions incorporated either directly or by reference in the following:

	1.	The California Stem Cell Research and Cures Act (Health and Safety Code Section 125290.10 et. seq.) and regulations adopted by the ICOC.

	2.	The CIRM Loan Administration Policy (Cal. Code Regs., tit. 17, § 100800 et seq.), the CIRM Scientific and Medical Accountability Standards (Cal. Code Regs., tit. 17, § 10010 et seq.), the CIRM Intellectual Property and Revenue Sharing Requirements for Non-Profit and For-Profit Grantees (Cal. Code Regs., tit. 17, § 100600 et seq.), and Grants Administration Policies (Cal. Code Regs., tit. 17, § 100500 et seq.).

	3.	The terms and requirements detailed in RFA 10-03: CIRM Targeted Clinical Development Awards.

	4.	The terms and requirements of Loan Agreement, including the Warrant Agreement attached thereto (Appendix A to this NLA).

	5.	Research Project Milestones (Appendix B to this NLA).

	6.	Budget and disbursement detail (Appendix C to this NLA).

C.	The timing of the distribution of funds pursuant to this award shall be contingent upon the availability of funds in the California Stem Cell Research and Cures Fund in the State Treasury, as determined by CIRM in its sole discretion.

Please check the following website for updated policy documents: http://www.cirm.ca.gov/cirm-operations/Regulations

2

NOTICE OF LOAN AWARD	CT1-05168
California Institute for Regenerative Medicine

AWARD DETAIL (U.S. Dollars):

	Year 1		Year 2		Year 3
Total CIRM Project Costs
*	$	*	$	*	$	*
*	$	*	$	*	$	*
*	$	*	$	*	$	*
*	$	*	$	*	$	*
*	$	*	$	*	$	*
*	$	*	$	*	$	*
Total CIRM Project Costs		$6,764,267		$5,513,344		$3,609,643
Facilities and Indirect Costs		$3,939,797		$3,158,715		$1,861,090
APPROVED BUDGET TOTAL		$10,704,064		$8,672,059		$5,470,733

RESTRICTION ON THE USE OF FUNDS
CIRM-funded Project costs are allocated to 7 sub-projects that make up the overall funded project. CIRM funds allocated to one sub-project may only be used for that sub-project. Geron may reallocate funds from one sub-project to another, without advance approval from CIRM, as long as the funds for each sub-project stay within 10% of its original allocation.

Four of the subprojects cannot commence until certain milestones are met, so funds for those sub-projects may not be used for costs incurred before those milestones are met. The sub-projects and the preconditions are shown in the following table.

Sub-Project	Project Costs		Precondition to use
*	$	*	None
*	$	*	FDA clearance *
*	$	*	FDA clearance *
*	$	*	FDA clearance *
*	$	*	None
*	$	*	Agreed need for Years 2/3 manufacturing to meet cell
supply requirements for CIRM-Funded Project
*	$	*	None

QUARTERLY INSTALLMENTS ON LOAN DISBURSEMENTS
Disbursements will be made in quarterly installments, issued at the beginning of each quarter. Quarters will be tied to the project start date and will be made based on the figures provided in Appendix C (Budget Worksheet). The final quarterly installment will be held until completion of Close-Out. The disbursement schedule for Years 2 and 3 assumes that No-Go milestones do not occur and Progress milestones are met. If some milestones are unmet at the end of Year 1 or Year 2, CIRM may adjust the disbursement schedule for subsequent years, based on the Project Costs associated with the elements of the milestones that are unmet, after consultation with Geron.

CIRM requires the grantee to maintain a 1:1 expenditure match on a quarterly basis to be verified during quarterly financial reporting. If the match is not maintained, CIRM may elect to reduce the next quarterly payment by the lowest amount needed to maintain the 1:1 match and will reinstate those funds upon the next quarterly report that shows a 1:1 match.

Disbursement for Pre-Award activities and Year 1 Quarter 1 will be released immediately upon execution of this agreement.
____________________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3

NOTICE OF LOAN AWARD	CT1-05168
California Institute for Regenerative Medicine

Disbursement Schedule

Type	Schedule Date	Amount
Pre-Award and Budget Period Year1 Q1	8/1/11	$	*	*
Budget Period Year1 Q2	11/1/11	$	*
Budget Period Year1 Q3	2/1/12	$	*
Budget Period Year1 Q4	5/1/12	$	*
Budget Period Year2 Q1	8/1/12	$	*	*
Budget Period Year2 Q2	11/1/12	$	*
Budget Period Year2 Q3	2/1/13	$	*
Budget Period Year2 Q4	5/1/13	$	*
Budget Period Year3 Q1	8/1/13	$	*	*
Budget Period Year3 Q2	11/1/13	$	*
Budget Period Year3 Q3	2/1/14	$	*
Budget Period Year3 Q4	10/1/14 (Held until	$	*
completion of
Close-Out)
*Amounts specified in section 4.6 (b) of the Loan Agreement will be delivered by CIRM directly to the service provider.

PROGRESS REPORTS SCHEDULE

	Year 1	Year 2	Year 3
1st Quarter Progress Report	11/1/11	11/1/12	11/1/13
1st Quarter Financial Report	11/15/11	11/15/12	11/15/13

2nd Quarter Progress Report	2/1/12	2/1/13	2/1/14
2nd Quarter Financial Report	2/15/12	2/15/13	2/15/14

3rd Quarter Progress Report	5/1/12	5/1/13	5/1/14
3rd Quarter Financial Report	5/15/12	5/15/13	5/15/14

Annual Programmatic Report	8/1/12	8/1/13	8/1/14
Annual Financial Report	10/1/12	10/1/13	10/1/14

CIRM CONTACTS:

Gabriel Thompson, Deputy Grants Management Officer
Phone: *	Email: *	Fax: *

Ingrid Caras, Ph.D., Science Officer
Phone: *	Email: *	Fax: *

CIRM Mailing Address:
California Institute for Regenerative Medicine
Attn: Grants Management Office
210 King Street
San Francisco, CA 94107

The CIRM home page is at http://www.cirm.ca.gov
____________________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

4

NOTICE OF LOAN AWARD	CT1-05168
California Institute for Regenerative Medicine

APPENDICES

Appendix A	Loan Agreement

Appendix B	Research Milestones

Appendix C	Budget Worksheets

CIRM USE ONLY: 6445-601-6047001/H&S Code 125291.20 Statutes 2004
(00099586; 2)

5

CALIFORNIA INSTITUTE FOR REGENERATIVE MEDICINE
LOAN AGREEMENT

     This LOAN AGREEMENT (the “Agreement”) is entered into as of August 1, 2011, by and between the California Institute for Regenerative Medicine (“CIRM”) and Geron Corporation (“Loan Recipient”).

RECITALS

     A. Whereas, California voters approved Proposition 71, the California Stem Cell Research and Cures Act, in November 2004 to support stem cell research for the development of life-saving regenerative medical treatments and cures;

     B. Whereas, one of the purposes of Proposition 71 is to advance the biotech industry in California to world leadership, as an economic engine for California’s future;

     C. Whereas, CIRM was established pursuant to Proposition 71 to make grants and provide loans for stem cell research, research facilities, and other vital research opportunities;

     D. Whereas, CIRM issued Request for Applications 10-03 (CIRM Targeted Clinical Development Awards) in 2010 to solicit applications for research projects designed to facilitate clinical development of novel cell therapies derived from pluripotent stem cells that may offer unique benefit with well considered risk to persons with disease or serious injury by supporting the conduct of early clinical trials (e.g. Phase 1, Phase 1/2, Phase 2a) as well as ancillary activities that will enable these trials;

     E. Whereas, CIRM, as part of Request for Applications 10-03, offered Company-Backed Loans and Product-Backed Loans to for-profit entities, and to non-profit entities whose applications included a co-principal investigator from a for-profit entity that was willing to undertake the required loan obligations;

     F. Whereas, Loan Recipient is a for-profit company that is seeking funds to support Loan Recipient’s on-going phase I clinical trial for the treatment of people with spinal cord injury;

     G. Whereas, Loan Recipient applied for a Targeted Clinical Development Award from CIRM, and on May 4, 2011, CIRM’s Governing Board, the Independent Citizens’ Oversight Committee, approved the award of a Product-Backed Loan to Loan Recipient in furtherance of the purposes of CIRM; and

     H. Whereas, this Agreement sets forth the terms and conditions pursuant to which CIRM will loan funds to Loan Recipient, and Loan Recipient will repay the amounts owing, plus interest, and issue warrants to CIRM.

     NOW, THEREFORE, in reliance on the mutual representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

     1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings indicated below.

     Affiliate. The term “Affiliate” shall mean any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, ten percent (10%) or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person).

     Application. The term “Application” shall mean the application that Loan Recipient submitted to CIRM in response to RFA 10-03, and any attachment or appendices thereto.

     Authorized Representative. The term “Authorized Representative” shall mean those persons shown on the list of officers provided by Loan Recipient pursuant to Section 4.12(e) hereof or on any update of any such list provided by Loan Recipient to CIRM, or any further or different officers of Loan Recipient so named by an Authorized Representative of Loan Recipient in a written notice to CIRM.

     Business. The term “Business” shall mean the CIRM-Funded Project and the development and commercialization of products resulting from the CIRM-Funded Project.

     Capital Lease. The term “Capital Lease” shall mean any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

     Capitalized Lease Obligation. The term “Capitalized Lease Obligation” shall mean, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

     Change of Control. The term “Change of Control” shall mean a sale, merger, transfer, exchange or other disposition (whether of assets, stock or otherwise) of a majority or controlling ownership position of Loan Recipient.

     CIRM. The term “CIRM” shall mean the California Institute for Regenerative Medicine.

     CIRM-Funded Project. The term “CIRM-Funded Project” shall mean the phase I clinical trials of Loan Recipient’s embryonic stem cell-derived oligodendrocyte progenitor cell (OPC1) product for the treatment of people with spinal cord injury, as described in detail by Loan Recipient in the Application. The Loan Recipient must obtain prior approval from CIRM for any change in the scope of the CIRM-Funded Project pursuant to CIRM’s Grants Administration Policy, article V, section D(1). Upon such approval, the term “CIRM-Funded Project” shall include any such deviation, amendment or change that is so approved by CIRM.

     CIRM’s Governing Board. The term “CIRM’s Governing Board” shall mean the Independent Citizens’ Oversight Committee.

     CIRM Representatives. The term “CIRM Representatives” shall mean CIRM’s officers, employees, agents, attorneys, consultants, accountants and members CIRM’s Governing Board.

     Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

     Company-Backed Loan. The term “Company-Backed Loan” shall have the meaning given in the Loan Administration Policy.

     Controlled Group. The term “Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Loan Recipient, are treated as a single employer under Section 414 of the Code.

     Direct Research Funding Costs. The term “Direct Research Funding Costs” shall mean the sum of Project Costs and Facilities Costs.

     Disbursement. The term “Disbursement” shall have the meaning given to it in Section 4.4(a) of this Agreement.

     Disbursed Loan Amount. The term “Disbursed Loan Amount” shall mean that amount of the Loan Award that CIRM has distributed in immediately available funds to the Loan Recipient through any one or more Disbursements.

     ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

     Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     Facilities Costs. The term “Facilities Costs” shall mean the general operating costs of the facilities that will house all elements of the CIRM-Funded Project.

     Indebtedness. The term “Indebtedness” shall mean for any Person (without duplication), (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

     Indirect Costs. The term “Indirect Costs” shall mean the administrative costs (including but not limited to loan origination and administration fees) incurred for common or joint objectives which cannot be readily and specifically identified with a particular project. Indirect costs shall be capped at twenty percent (20%) of Direct Research Funding Costs, exclusive of the costs of equipment, tuition and fees, and subcontracts, as group, totaling more than $25,000 per year.

     LIBOR. The term “LIBOR” shall have the meaning given in Section 4.3 of this Agreement.

     Lien. The term “Lien” shall mean any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

     Loan. The term “Loan” shall mean the product-backed loan specified in Section 4.1 of this Agreement.

     Loan Administration Policy. The term “Loan Administration Policy” shall mean the “CIRM Loan Administration Policy,” as approved by the Office of Administrative Law and as attached hereto as Exhibit C, including amendments thereto adopted by CIRM and agreed to by CIRM and Loan Recipient.

     Loan Award. The term “Loan Award” shall mean the award of twenty-four million, eight hundred and forty-six thousand, and eight hundred and fifty-six hundred dollars ($24,846,856) to Loan Recipient, which was approved by CIRM’s Governing Board on or about May 4, 2011.

     Loan Balance. The term “Loan Balance” shall mean the principal amount CIRM distributes to Loan Recipient pursuant to any Disbursement plus accrued interest thereon, less any prepayment(s) made under Section 4.7(a).

     Loan Documents. The term “Loan Documents” shall mean this Agreement, the Notice of Loan Award, the Warrants, and all documents incorporated by reference pursuant to Article II.

     Loan Period. The term “Loan Period” shall mean the five-year period beginning on the Effective Date of this Agreement, unless the Loan Recipient elects to extend the term of the Loan Period pursuant to Section 4.8, in which case “Loan Period” shall mean the period as so extended pursuant to the terms set forth herein.

     Loan Recipient. The term “Loan Recipient” shall mean Geron Corporation.

     Material Adverse Effect. The term “Material Adverse Effect” shall mean any event, condition or change which materially and adversely affects or could reasonably be expected to materially and adversely affect the Business or the financial results of operations, or financial condition of the Loan Recipient.

     No Go Milestones. The term “No Go Milestones” shall mean the milestones specified in the Notice of Loan Award by which CIRM will determine, in its reasonable, but sole discretion, whether or not the funding by CIRM of the CIRM-Funded Project will continue, including whether additional Disbursements will be contingent on Loan Recipient’s satisfaction of conditions imposed by CIRM.

     Notice of Loan Award or NLA. The terms “Notice of Loan Award” or “NLA” shall mean the Notice of Loan Award executed by CIRM and Loan Recipient in connection with RFA 10-03.

     Organizational Documents. The term “Organizational Documents” shall mean Loan Recipient’s certificate of incorporation and bylaws (or comparable organizational documents), each as amended to date, which have been furnished to CIRM by Loan Recipient.

     PBGC. The term “PBGC” shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

     Permitted Indebtedness. The term “Permitted Indebtedness” shall mean:

          (a) Loan Recipient’s indebtedness to CIRM under this Agreement or any other Loan Document;

          (b) Indebtedness existing on the date hereof and described in Schedule 7.8;

          (c) Indebtedness secured by a lien described in Section 7.8(d) of this Agreement;

          (d) Indebtedness to trade creditors incurred in the ordinary course of business;

          (e) Indebtedness arising from credit facilities, term loans and other debt financings (including, for the avoidance of doubt, any debt financing provided by Loan Recipient’s equity investors), established to support the Loan Recipient’s working capital and general corporate needs; provided that such Indebtedness shall not be secured by the CIRM-Funded Project; and

          (f) Indebtedness that is subordinated to the Loan Recipient’s Indebtedness to CIRM under this Agreement or any other Loan Document, pursuant to subordination, intercreditor or similar agreements reasonably satisfactory to CIRM.

     Permitted Lien(s). The term “Permitted Lien” or “Permitted Liens” shall have the meaning provided in Section 7.8 of this Agreement.

     Person. The term “Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

     Plan. The term “Plan” shall mean any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to the collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     Product-Backed Loan. The term “Product-Backed Loan” shall have the meaning given in the Loan Administration Policy.

     Progress Milestones. The term “Progress Milestones” shall mean those milestones specified in the Notice of Loan Award by which CIRM will measure Loan Recipient’s progress in achieving the aims of the CIRM-Funded Project.

     Project Costs. The term “Project Costs” shall mean those costs identified in the budget included in the Notice of Loan Award, and any other costs that may be specifically identified with the CIRM-Funded Project and mutually agreed upon by CIRM and Loan Recipient.

     Property. The term “Property” shall mean, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

     Request for Applications 10-03 or RFA 10-03. The terms “Request for Applications 10-03” and “RFA 10-03” shall mean the request for applications issued by CIRM in 2010 for Targeted Clinical Development Awards.

     Senior Credit. The term “Senior Credit” shall mean the Indebtedness described in clause (e) of the definition “Permitted Indebtedness.”

     Subsidiary. The term “Subsidiary” shall mean any corporation or other Person more than fifty percent (50%) of the outstanding ordinary voting shares or other equity interest of which is at the time directly or indirectly owned by Loan Recipient, by one or more of its Subsidiaries, or by Loan Recipient and one or more of its Subsidiaries.

     “Third Party” shall mean an entity other than CIRM and its Affiliates and Geron and its Affiliates.

     Warrants. The term “Warrants” shall mean the warrants required to be issued by Loan Recipient pursuant to Section 4.5 of this Agreement.

     1.2 Other Terms. The definitions set forth in the CIRM Loan Administration Policy (Cal. Code Regs., tit. 17, § 100800 et seq.), the CIRM Risk Premium Interim Regulation (Cal. Code Regs., tit. 17, § 100802), the CIRM Scientific and Medical Accountability Standards (Cal. Code Regs., tit. 17, § 100010 et seq.), the CIRM Intellectual Property and Revenue Sharing Requirements for Non-Profit and For-Profit Grantees (Cal. Code Regs., tit. 17, § 100600 et seq.), and the CIRM Grants Administration Policy for Academic and Non-Profit Institutions (Cal. Code Regs., tit. 17, § 100500 et seq.) shall apply to the terms used in this Agreement unless otherwise specified.

ARTICLE II
INCORPORATION BY REFERENCE

     2.1 Notice of Loan Award. The Notice of Loan Award is hereby incorporated into this Agreement by reference.

     2.2 Application for CIRM Targeted Clinical Development Award. Loan Recipient’s Application for a Targeted Clinical Development Award, including all attachments and supplemental information, submitted to CIRM or its agents in response to RFA 10-03 is hereby incorporated into this Agreement by reference.

ARTICLE III
APPLICATION OF CIRM REGULATIONS

     Loan Recipient shall be bound by, and shall comply with, all CIRM regulations applicable to loans to for-profit organizations, including the CIRM Loan Administration Policy (Cal. Code Regs., tit. 17, § 100800 et seq.), the CIRM Scientific and Medical Accountability Standards (Cal. Code Regs., tit. 17, § 100010 et seq.), the CIRM Intellectual Property Provisions Applicable to Loan Recipients (Cal. Code Regs., tit. 17, § 100801; and the CIRM Grants Administration Policy for Academic and Non-Profit Institutions (Cal. Code Regs., tit. 17, § 100500 et seq.), as made applicable to loan recipients pursuant to the Loan Administration Policy. The Loan Administration Policy in effect on the Effective Date of this Agreement shall apply to Loan Recipient, unless Loan Recipient and CIRM mutually agree that an amendment to the Loan Administration Policy shall apply to Loan Recipient.

ARTICLE IV
LOAN AND TERMS OF PAYMENT

     4.1 Maximum Loan Amount; Repayment. Subject to and upon the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in this Agreement, CIRM agrees to provide Loan Recipient a Loan in an aggregate principal amount not to exceed the Loan Award. Loan Recipient agrees to repay the Loan Balance at the end of the Loan Period (or if such day is not a business day, then, without any further penalty or fee, the first business day after such date), unless (a) Loan Recipient elects to extend the Loan Period pursuant to Section 4.8, in which case such repayment will occur at the end of the Loan Period as so extended (or if such day is not a business day, then, without any further penalty or fee, the first business day after such date) subject to the Loan Recipient making payments during such extended Loan Period as provided under Article VII, Section H of the Loan Administration Policy, (b) Loan Recipient’s obligation to repay the Loan Balance is accelerated pursuant to Sections 4.9, 8.3 or 8.4, in which case such repayment will occur upon the effective date of such acceleration, (c) this Agreement is terminated before the end of the Loan Period pursuant to Section 8.1, in which case such repayment will occur upon the effective date of such termination, (d) the Loan Recipient relinquishes the Loan or transfers the Loan to a new Loan Recipient pursuant to Article V, Section D of the Loan Administration Policy, or (e) suspension or forgiveness of all or part of the Loan based on the success of the CIRM-Funded Project occurs as specified in Article VII, Section G of the Loan Administration Policy.

     4.2 Use of Proceeds. The Loan Recipient shall use the proceeds of the Loan solely for the purposes of funding the CIRM-Funded Project.

     4.3 Interest. The interest rate for each Disbursement of the Loan shall be a per annum rate equal to the London Inter-Bank Offered Rate (“LIBOR”) for a one-year deposit in U.S. dollars, as published by the Wall Street Journal (or if the Wall Street Journal is not available, a comparable source) on the date of the applicable Disbursement to Loan Recipient, plus two percent (2%). The interest rate so determined shall apply only to the Disbursed Loan Amount being disbursed on such Disbursement date, and not for the Disbursed Loan Amount outstanding before such Disbursement date. Interest shall be compounded annually on the principal amount disbursed by CIRM from the date of the applicable Disbursement to Loan Recipient. For each additional year of the Loan Period beyond the fifth anniversary of the Effective Date, the interest rate shall increase from the base rate on the fifth year anniversary (LIBOR plus 2%) (the “Base Rate”) as follows: one percent (1%) over the Base Rate on the fifth year anniversary in the sixth year; two percent (2%) over the Base Rate on the fifth year anniversary in the seventh year; three percent (3%) over the Base Rate on the fifth year anniversary in the eighth year; four percent (4%) over the Base Rate on the fifth year anniversary in the ninth year; and five percent (5%) over the Base Rate on the fifth year anniversary in the tenth year. If for any reason on a date a Disbursement is required to be made LIBOR is not being published or is not available, any Disbursement required to be made on such date shall bear interest at the previously established LIBOR rate until LIBOR is available or published (on which date such Disbursement shall begin bearing interest as provided in this Section 4.3). Any amount not paid when due hereunder shall thereafter bear interest at the then-applicable per annum interest rate specified hereunder, plus five percent (5%).

     4.4 Disbursement Procedures and Limitations.

          (a) Subject to and upon the terms and conditions of this Agreement, CIRM agrees, unless otherwise notified in writing by Loan Recipient, to disburse the proceeds of the Loan (each a “Disbursement”) according to the payment schedule set forth in the NLA, unless such schedule is modified by agreement of the parties or otherwise as set forth herein. The aggregate of all Disbursements made pursuant to this Agreement shall not exceed the Loan Award.

          (b) CIRM may suspend or permanently cease Disbursements pursuant to the Loan Administration Policy, including without limitation, Article V, Section J.

          (c) CIRM may suspend or permanently cease Disbursements if CIRM determines, in its reasonable, but sole discretion, that a No Go Milestone has occurred or that Loan Recipient has breached the covenant set forth in Section 5.9(b).

          (d) In accordance with the Notice of Loan Award, CIRM may adjust Disbursements if Loan Recipient does not meet Progress Milestones.

     4.5 Warrants.

          (a) In connection with each Disbursement, Loan Recipient shall issue to CIRM a Warrant, in the form attached hereto as Exhibit A, to purchase Loan Recipient’s common stock, in an amount equal to fifty percent (50%) of each Disbursement at the time the Disbursement is made. Each Warrant shall be for shares of the most recently issued series or class of common stock issued by Loan Recipient. The strike price for each Warrant shall be set at the time of each Disbursement and shall be equal to the average of the closing share prices of Loan Recipient’s common stock as reported on The NASDAQ Global Select Market for the ten (10) consecutive trading days immediately preceding the corresponding Disbursement. For purposes of this paragraph, the date on the check issued by CIRM shall be considered the date of the Disbursement.

          (b) Except as provided in Section 4.12(a), Loan Recipient shall issue Warrants pursuant to subdivision (a) within five (5) business days of Loan Recipient’s receipt of each Disbursement.

     4.6 Indirect Costs and Facilities Costs.

          (a) The Loan shall cover Indirect Costs incurred by Loan Recipient equal to twenty percent (20%) of allowable Direct Research Funding Costs awarded by CIRM. The Loan shall also cover Facilities Costs incurred by Loan Recipient equal to thirty-five percent (35%) of allowable Project Costs.

          (b) CIRM shall deduct twenty thousand dollars ($20,000) from Loan Recipient’s Indirect Costs and the initial Disbursement for the costs incurred by CIRM in engaging a financial consultant to conduct due diligence of Loan Recipient prior to the award of the Loan, and shall deduct from Loan Recipient’s Indirect Costs and the initial Disbursement (as well as the Disbursement made in each of calendar years 2012 and 2013) an annual fee of sixteen thousand, six hundred and sixty-six dollars and sixty-six cents ($16,666.66) for the first three (3) years of this Agreement for the costs incurred by CIRM in engaging a financial consultant to conduct financial due diligence of Loan Recipient during the Loan Period.

          (c) If Loan Recipient elects to extend the term of the Loan Period pursuant to Section 4.8, Loan Recipient shall pay CIRM, in addition to interest and principal owed, ten thousand dollars ($10,000) per year, payable on or before March 15 of each year, for each year the Loan is extended to reimburse CIRM for the costs that it incurs in engaging a financial consultant to conduct financial due diligence of Loan Recipient during the extension.

     4.7 Repayment at End of Loan Period/Prepayment.

          (a) Unless (i) the Loan Recipient has extended the Loan Period pursuant to Section 4.8, (ii) the repayment of the Loan Balance has been accelerated pursuant to Sections 4.9, 8.3 or 8.4, (iii) this Agreement has been terminated pursuant to Section 8.1, (iv) the Loans have been relinquished or transferred by Loan Recipient pursuant to Article V, Section D of the Loan Administration Policy, or (v) repayment of the Loan Balance has been suspended under Section 4.10(a), the Loan Balance, and all unpaid fees and other amounts due hereunder, is due and payable in full to CIRM on the last day of the Loan Period (unless such day is not a business day, then, without any additional fees or penalties but with additional interest, on the next business day). Loan Recipient may elect to prepay the full amount of the balance of Loan Balance, or to make one or more partial prepayments, each in an amount of not less than $100,000, and in each case with accrued and unpaid interest on the amount prepaid, at any time, without penalty or premium. Any amounts prepaid hereunder may not be reborrowed.

          (b) If the Loan Recipient elects to extend the term of the Loan Period pursuant to Section 4.8, the Loan Balance shall bear interest as set forth in Section 4.3 and Loan Recipient shall repay interest as required by Article VII, Section H of the Loan Administration Policy.

     4.8 Loan Extension. The Loan Recipient may extend the term of the Loan Period up to a maximum term of ten (10) years from the Effective Date, provided that the Loan Recipient provides notice to CIRM at least ninety (90) days prior to the end of the current Loan Period of its intent to extend the then applicable Loan Period and complies with the conditions specified in Article VII, Section H of the Loan Administration Policy.

     4.9 Loan Acceleration. CIRM shall have the right but not the obligation to require the Loan Recipient to accelerate repayment of the Loan Balance in the event of a Change of Control occurs or if this Agreement is terminated pursuant to Section 8.1. A decision to accelerate repayment of the Loan Balance shall be made by the Finance Subcommittee of CIRM’s Governing Board, based on the recommendation of the President of CIRM. If the proposed Change of Control is not a matter of public knowledge, the Finance Subcommittee of CIRM’s Governing Board shall consider the matter in closed session to protect the confidentiality of the Change of Control transaction.

     4.10 Loan Suspension and Forgiveness.

          (a) An application by the Loan Recipient for suspension of repayment of the Loan Balance will be governed by Article VII, Section G of the Loan Administration Policy, including any amendments thereto adopted by CIRM and agreed to by CIRM and Loan Recipient.

          (b) Any Loan Balance which has not become due and payable within fifteen (15) years after the granting of a suspension of repayment of the Loan Balance under this Section 4.10(a) of this Agreement will be automatically forgiven.

     4.11 Effective Date. This Agreement shall take effect on the date this Agreement has been executed by the last party to sign the Agreement, Loan Recipient has received CIRM’s written agreement (or written waiver by CIRM) that the conditions set forth in Section 4.12 have been met, and the initial Disbursement has been made (the “Effective Date”). This Agreement shall continue in full force and effect for so long as a Loan Balance remains outstanding or CIRM has any obligation to make Disbursements under this Agreement, unless it is earlier terminated pursuant to Section 8.1, the repayment obligation has been accelerated pursuant to Sections 4.9, 8.3 or 8.4, CIRM has agreed to the forgiveness of the Loan Balance pursuant to Section 4.10, or the Loan Recipient has relinquished or transferred the Agreement pursuant to Article V, Section D of the Loan Administration Policy.

     4.12 Initial Disbursement. Concurrently with the initial Disbursement:

          (a) CIRM shall have received this Agreement and the Warrant to be issued with the initial Disbursement, duly executed by Loan Recipient;

          (b) CIRM shall have received copies of Loan Recipient’s certificate of incorporation and bylaws, or articles of organization or certificate of formation, as applicable, and operating agreement (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

          (c) CIRM shall have received copies of resolutions of Loan Recipient’s Board of Directors (or similar governing body) and (if applicable) stockholders authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, including, without limitation, the Warrants, and the consummation of the transactions contemplated hereby and thereby, all certified in each instance by its Secretary or Assistant Secretary;

          (d) CIRM shall have received copies of the certificates of good standing for Loan Recipient (dated no earlier than 30 days prior to the date hereof) from the office of the Secretary of State of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

          (e) CIRM shall have received a list of the Loan Recipient’s Authorized Representatives;

          (f) CIRM shall have received certification of the insurance required under Section 7.3 of this Agreement;

          (g) CIRM shall have received UCC, tax and judgment lien search results against the Property of Loan Recipient evidencing the absence of Liens on its Property except as permitted by Section 7.8 hereof;

          (h) CIRM shall have received the favorable written opinion of Loan Recipient’s in-house or outside counsel, in the form attached hereto as Exhibit B, regarding the existence and power of Loan Recipient, the due authorization of the Loan Agreement (including the transactions contemplated thereby) and the Warrants, and the enforceability of the Loan Agreement and the initial Warrant against Loan Recipient; and

          (i) Loan Recipient shall certify that no Material Adverse Effect has occurred since September 30, 2010.

     4.13 All Disbursements. At the time of each subsequent Disbursement hereunder:

          (a) the representations and warranties set forth in Sections 5.1, 5.2, 5.4, 5.5, 5.7, 5.8, 5.9, 5.10, 5.11 5.12, 5.13, 5.14 and 5.15 shall be true and correct as of the date of such Disbursement, except (other than with respect to the representations and warranties in the first two sentences of Section 5.1 and the first two sentences of Section 5.2, to which clauses (i) and (ii) shall not apply) to the extent: (i) the same expressly relate to an earlier date; or (ii) disclosed to CIRM in updates to the Schedules hereto provided by Loan Recipient at least three (3) business days prior to such Disbursement; provided that, in the case of (i) and (ii), no Material Adverse Effect exists or no event or circumstance exists which could reasonably be expected to result in a Material Adverse Effect; and

          (b) no Event of Default or other event permitting termination of this Agreement shall have occurred and be continuing or would occur as a result of such Disbursement.

     Acceptance by Loan Recipient of a Disbursement hereunder through deposit of such Disbursement to Loan Recipient’s account shall be deemed to be a representation and warranty by Loan Recipient on the date of such Disbursement as to the matters specified in subsections (a) through (b), inclusive, of this Section 4.13; provided, however, that CIRM may continue to make Disbursements in its sole discretion, notwithstanding the failure of Loan Recipient to satisfy one or more of the conditions set forth above and any such Disbursements so made shall not be deemed a waiver of any Event of Default or other condition set forth above that may then exist.

ARTICLE V
LOAN RECIPIENT REPRESENTATIONS AND WARRANTIES

     Except as set forth in the Schedules hereto delivered by Loan Recipient and with respect to Disbursements made after the date hereof, as such schedules are updated by Loan Recipient during the term of this Agreement, Loan Recipient represents and warrants to CIRM as follows:

     5.1 Due Organization and Qualification. Loan Recipient is duly organized, validly existing and in good standing under the laws of the state of its incorporation and is qualified to do business in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have either individually or in the aggregate, a Material Adverse Effect on the Loan Recipient or the rights of CIRM under this Agreement, whether individually or taken as a whole. Loan Recipient has all required power and authority to own its property, to carry on its business as presently conducted or contemplated, to enter into this Agreement, to issue the Warrants, and generally to carry out the transactions contemplated hereby. The copies of Loan Recipient’s Organizational Documents provided to CIRM are correct and complete as of the date hereof. Loan Recipient is not in violation of any term of its Organizational Documents, as amended, or in violation of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to Loan Recipient or to which Loan Recipient is a party, in any case where any violation, noncompliance or default would result in a Material Adverse Effect.

     5.2 Due Authorization; No Conflict. Loan Recipient is duly authorized to enter into this Agreement and the other Loan Documents, and the execution, delivery and performance thereof are valid and binding obligations of Loan Recipient enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery, and performance of the Loan Documents are within Loan Recipient’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Loan Recipient’s Organizational Documents, as amended, nor will they constitute an event of default under any material agreement by which Loan Recipient is bound. The Loan Documents will not conflict with any other material agreement or contract to which Loan Recipient is a party and will not violate any law, regulation or order by which Loan Recipient is bound, nor is Loan Recipient in default under any material agreement by which it is bound, other than where any violation, noncompliance or default would not result in a Material Adverse Effect.

     5.3 Name; Location of Chief Executive Office. Except as disclosed in Schedule 5.3, Loan Recipient has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Loan Recipient is located at the address indicated on the signature page hereof.

     5.4 Compliance with Laws. Loan Recipient is, and to Loan Recipient’s knowledge, all premises occupied and used by Loan Recipient are, in compliance in all material respects with all federal, state, municipal and local laws, ordinances and regulations, if any, that may in any way affect Loan Recipient’s Business, other than where a failure to comply would not result in a Material Adverse Effect.

     5.5 Government Consents. Loan Recipient has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Loan Recipient’s business as currently conducted, other than where failure to do so would not result in a Material Adverse Effect.

     5.6 Full Disclosure. Neither the Loan Documents nor any document, certificate, projection, statement, representation or warranty furnished to CIRM in writing by or on behalf of Loan Recipient, including but not limited to documents submitted to CIRM and its agents by Loan Recipient in response to RFA 10-03, contains any untrue statement of a material fact, and none of the Loan Documents or such other documents, certificates, projections, statements, representations or warranties omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To Loan Recipient’s knowledge based on due inquiry, there is no fact relating to the business, operations, affairs or conditions of Loan Recipient that materially and adversely affects the same which has not been set forth in the Loan Documents or otherwise disclosed to CIRM in writing. CIRM recognizes that the estimates, projections and forecasts provided by Loan Recipient in good faith and based upon reasonable assumptions are not to be viewed as facts, and that actual results during the period or periods covered by any such estimates, projections and forecasts may materially differ from the projected or forecasted results.

     5.7 Litigation. Except as set forth on Schedule 5.7, there is no action, suit or claim at law or in equity by any third party, or before or by a governmental agency or instrumentality that is currently pending or, to the knowledge of Loan Recipient, threatened against Loan Recipient or affecting any of its properties, assets or, to the knowledge of Loan Recipient, its employees which seeks to prevent the consummation of the transactions contemplated by the Loan Documents or the Warrants or which if adversely decided against the Loan Recipient would have a Material Adverse Effect.

     5.8 Bankruptcy. Loan Recipient: (i) does not intend to file a voluntary petition for relief pursuant to 11 U.S.C. § 101 et seq. – Title 11 of the United States Code (the “Bankruptcy Code”); (ii) does not have any knowledge of any circumstance that may result in the filing of a voluntary petition for relief pursuant to the Bankruptcy Code; and (iii) does not have any notice of any creditor’s intention to file an involuntary petition for relief pursuant to the Bankruptcy Code.

     5.9 Sufficient Assets.

          (a) In the good faith estimate of Loan Recipient, the aggregate value of all of the assets of Loan Recipient, at a fair valuation, is equal to or greater than the total amount of Loan Recipient’s currently existing balance sheet liabilities (excluding the Loan). The “fair valuation” of Loan Recipient’s assets shall be determined on the basis of that amount which may be realized within a reasonable time, in any manner through realization of the value of, or dispositions of, such assets at fair market value (i.e., the amount which could be obtained for the properties in questions within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions). Loan Recipient is able to pay its debts as they become due in the ordinary course of business for the next six (6) months.

          (b) At the time of each Disbursement and throughout the Loan Period, Loan Recipient has funds available, either in the form of cash, cash equivalents, marketable debt securities not subject to SEC Rule 144, funding received from corporate partnerships, or a valid credit facility, as demonstrated through appropriate documentation, with respect to which Loan Recipient is not in default and has the ability under which to borrow, which together is equal to not less than the sum of twenty-four million, eight hundred and forty-six thousand, and eight hundred and fifty-six dollars ($24,846,856), plus the accrued and unpaid amount of interest on the Disbursements. All of said funds must be the property of and maintained by Loan Recipient (and not by any Subsidiary of Loan Recipient or any other affiliate of Loan Recipient).

     5.10 Title to Properties. Loan Recipient has good and marketable title in fee simple to such of its fixed assets as are real property, and good and merchantable title to all of its other properties and assets used in the conduct of the Business by Loan Recipient, free and clear of mortgages, security interests, pledges, charges, liens, restrictions or encumbrances except for Permitted Liens or as disclosed in writing to CIRM. To Loan Recipient’s knowledge, all machinery and equipment included in such properties described in the previous sentence is in good condition and repair, ordinary wear and tear excepted, and all leases of real or personal property used in the conduct of the Business by Loan Recipient to which Loan Recipient is a party are fully effective and afford Loan Recipient peaceful and undisturbed possession of the subject matter of such leases.

     5.11 Indebtedness. Loan Recipient has no outstanding Indebtedness, except for Permitted Indebtedness or as previously disclosed to CIRM in writing.

     5.12 Tax Matters. Loan Recipient has filed all foreign, federal, state, and local income, excise or franchise tax returns, real estate, and personal property tax returns, sales and use tax returns, and other tax returns required to be filed by it (and such returns are true and correct in all material respects) and has paid all taxes owed by it, except taxes which have not yet accrued or otherwise become due or for which adequate provision has been made in the pertinent financial statements. All taxes and other assessments and levies which Loan Recipient is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities, except where the failure to pay would not have a Material Adverse Effect. With regard to the income tax returns of Loan Recipient, Loan Recipient has not received notice of any audit or of any purported deficiencies from any taxing authority, and no controversy with respect to taxes of any type is pending or, to the knowledge of Loan Recipient, threatened, unless, after the date hereof, such notice or controversy is disclosed to CIRM in writing.

     5.13 Contracts and Commitments. Loan Recipient is not in default under any contract, obligation or commitment, where such default would have a Material Adverse Effect. To the knowledge of Loan Recipient, there is no state of facts which upon notice or lapse of time or both would constitute such a default, nor would the execution, issuance and delivery of this Agreement, or the consummation of any transaction contemplated hereby, constitute such a default, where such default would have a Material Adverse Effect.

     5.14 Proprietary Rights; Employee Restrictions.

          (a) All Intellectual Property Rights created or generated by any employee or officer of Loan Recipient in the course of their performance of the CIRM-Funded Project for Loan Recipient have been assigned to Loan Recipient. Loan Recipient’s issued patents necessary to the CIRM-Funded Project are valid and enforceable, in whole or in part, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 5.14, Loan Recipient has not received communications from any third Person alleging that the currently contemplated activities or products related to the Business infringe on any Intellectual Property Rights of any such third Person, nor have any of the Intellectual Property Rights necessary to the conduct of the Business been subject to U.S. Patent Office interference proceedings, a re-examination, or any other proceeding challenging Loan Recipient’s patent rights related to the Business. Loan Recipient has taken commercially reasonable measures to protect and preserve the security, confidentiality (except and to the extent where disclosure is required by law or such information is already in the public domain) and value of its Intellectual Property Rights, including its trade secrets and other confidential information. For the purposes of this Agreement, “Intellectual Property Rights” shall mean any and all rights in patents, patent applications, copyrights, copyright applications, licenses, databases, computer programs and other computer software user interfaces, know-how, test data and results not disclosed to regulators, financial and cost information and data, trade secrets, trademarks, trademark applications, service marks, service mark applications, trade names, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing.

          (b) All employees of Loan Recipient have entered into non-disclosure and assignment of invention agreements for the benefit of Loan Recipient.

     5.15 Regulatory Compliance. Loan Recipient is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940. Loan Recipient is not engaged as one of its activities in extending credit for margin stock (under Regulations G, T and U of the Federal Reserve Board of Governors). To Loan Recipient’s knowledge based on due inquiry, Loan Recipient is in compliance with the Federal Fair Labor Standards Act. Loan Recipient’s properties or assets have not been used by Loan Recipient or, to Loan Recipient’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than minimal amounts legally in the ordinary course of Loan Recipient’s business. Loan Recipient has delivered to CIRM, and at all times will deliver to CIRM promptly after delivery or receipt, copies of all investigations relating to hazardous substances, and any conclusions thereof.

     5.16 Sophistication of Loan Recipient. Loan Recipient, by reason of its business and financial experience, has the capacity to protect its own interests in connection with the transactions contemplated hereby, including the issuance of Warrants, and by the other Loan Documents.

     5.17 Warrants. Loan Recipient has full power and authority to issue the Warrants to CIRM pursuant to Section 4.5 and no disability or contractual obligations exists that would prohibit Loan Recipient from issuing the Warrants to CIRM pursuant to this Agreement.

ARTICLE VI
CIRM REPRESENTATIONS, WARRANTIES AND COVENANTS

     6.1 Due Authorization; No Conflict. CIRM hereby represents and warrants that it is duly authorized to enter into this Agreement and that the execution, delivery and performance thereof will not conflict with any other agreement or contract to which it is a party and will not, to the best of its knowledge, violate any law, regulation or order by which it is bound.

     6.2 Enforceability. This Agreement has been duly executed and delivered by CIRM and constitutes a valid and binding obligation of CIRM, enforceable against CIRM in accordance with its terms, subject only to the effect, if any, of (i) laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     6.3 Sophistication of CIRM. CIRM, by reason of its business and financial experience, has the capacity to protect its own interests in connection with the transactions contemplated hereby, including the issuance of Warrants, and by the other Loan Documents.

     6.4 Subordination to Senior Credit. Requests for subordination to Senior Credit made by Loan Recipient to CIRM shall be governed by Article VII, Section I of the Loan Administration Policy.

ARTICLE VII

COVENANTS

     7.1 Information and Access Covenants. During such time as any balance of the Loan Amount or accrued interest is outstanding or so long as any credit is available to Loan Recipient hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 10.3 hereof, Loan Recipient shall:

          (a) deliver to CIRM, as soon as practicable, but in any event by the end of February of each fiscal year (or within 60 days of the end of the fiscal year, if the end of the fiscal year is other than December 31st), an updated budget for the Business for such fiscal year;

          (b) deliver to CIRM such other information relating to the financial condition, business or corporate affairs related to the Business of Loan Recipient as CIRM may from time to time reasonably request; provided, however, that Loan Recipient shall not be obligated under this subsection (b) or any other subsection of this Section to provide information that it deems in good faith to be a trade secret or similar confidential information;

          (c) at the reasonable request (including with respect to the number of such requests) of CIRM, provide CIRM Representatives reasonable access, at reasonable and mutually acceptable times during normal business hours to all of the properties, books, contracts, documents, insurance policies, records and personnel (including officers) of or with respect to the Business of Loan Recipient and shall furnish to CIRM Representatives such information related to the Business as they may from time to time reasonably request; and

          (d) deliver to CIRM reports detailing scientific progress and activities regarding the Business as specified in the Notice of Loan Award.

     7.2 Indemnification. Loan Recipient shall indemnify, defend and hold harmless CIRM, the State of California, and their respective agents, officers and employees (“CIRM Indemnitees”) against any and all liabilities, losses, damages, claims, penalties, costs or expenses, interest, awards, judgments and penalties brought by or awarded to any Third Party which any of them may sustain, incur or be required to pay (howsoever they may occur), including, without limitation, reasonable attorneys’ and consultants’ fees (“Losses”), resulting from, arising out of, or in connection with: (i) the execution, delivery and performance of Loan Recipient’s obligations under the Loan Documents, including without limitation, the Warrants; (ii) the operation of Loan Recipient’s business; (iii) any material breach by Loan Recipient of any representation or warranty or covenant under the Loan Documents; (iii) any CIRM-Funded Invention, as defined in Cal. Code Regs., tit. 17, §100601(c); or (iv) the performance of the CIRM-Funded Project by Loan Recipient; provided that Loan Recipient shall not be required to indemnify the CIRM Indemnitees to the extent any such Losses are caused by (a) such CIRM Indemnitees’ gross negligence or willful misconduct, (b) a breach of CIRM’s obligations under this Agreement or any other Loan Document or (c) a breach of any of CIRM’s representations and warranties made in this Agreement or any other Loan Document. Loan Recipient’s indemnity obligations under this paragraph are in addition to Loan Recipient’s indemnity obligations under the Loan Administration Policy. CIRM shall promptly notify Loan Recipient of any claims or suits with respect to which indemnification under this Agreement is or could be sought, but failure to do so shall not relieve Loan Recipient of its obligations hereunder. Loan Recipient shall have no liability under this Section 7.2 with respect to claims or suits settled or compromised without prior notice to Loan Recipient.

     7.3 Required Insurance. During the term of this Agreement, Loan Recipient shall procure and maintain at its expense insurance customary for companies similarly situated with Loan Recipient and protecting Loan Recipient and CIRM (including naming CIRM as an additional insured and loss payee on such policies) against all claims, losses or expenses resulting from alleged, adjudicated or statutory liability for injury to Persons or damage to property arising out of or in connection with any CIRM-Funded Invention, as defined in Cal. Code Regs., tit. 17, §100601(c), and the performance of the CIRM-Funded Project by Loan Recipient.

     7.4 Maintenance of Business. Loan Recipient shall preserve and maintain its existence. Loan Recipient shall make commercially reasonable efforts to preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights and other proprietary rights necessary to the proper conduct of the Business, other than where failure to do so would not result in a Material Adverse Effect.

     7.5 Maintenance of Properties. Loan Recipient shall make commercially reasonable efforts to maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all necessary and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, other than where failure to do so would not result in a Material Adverse Effect.

     7.6 Taxes and Assessments. Loan Recipient shall duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

     7.7 No Guaranties. Other than any liabilities or guarantees in connection with credit support provided in connection with (A) Permitted Indebtedness or (B) any investment permitted under subsections (g), (h) and (i) of Section 7.9, Loan Recipient shall not become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person exceeding one and a half million dollars ($1,500,000) individually or in the aggregate, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another.

     7.8 Liens. Loan Recipient shall not create, incur or permit to exist any Lien of any kind on any Property owned by Loan Recipient; provided, however, that the foregoing shall not apply to nor operate to prevent the following “Permitted Liens”:

          (a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising from ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Loan Recipient is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefore;

          (b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

          (c) judgment Liens and judicial attachment Liens not constituting an Event of Default under Section 8.2(b) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of Loan Recipient secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of five hundred thousand dollars ($500,000) at any one time outstanding;

          (d) Liens on equipment of Loan Recipient created solely for the purpose of securing indebtedness incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of Loan Recipient other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

          (e) Liens arising out of Indebtedness (other than the Loan itself) incurred by Loan Recipient solely to fund the cost and expenses of the CIRM-Funded Project;

          (f) Liens disclosed in Schedule 7.8(f), including the amounts thereof;

          (g) Liens for taxes, fees, assessments or other governmental charges or levies that either are not delinquent or are being contested in good faith by appropriate proceedings;

          (h) Liens securing Permitted Indebtedness;

          (i) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in subsections (d), (e), (f) or (h); provided that any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase;

          (j) leases, subleases, licenses, sublicenses, options, rights of first refusal, rights to negotiate and the like granted to third parties in the ordinary course of Loan Recipient’s business, provided that the foregoing do not, individually or in the aggregate, have a Material Adverse Effect; and

          (k) Liens arising from the rights of a licensor or grantor under the terms and conditions of a license, option or other right granted to or by Loan Recipient, provided that any such Lien does not hinder the Business.

     7.9 Investments, Acquisitions, Loans and Advances. Loan Recipient shall not, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

          (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America; investments in direct obligations of the State of California whose obligations constitute full faith and credit obligations of the State of California;

          (b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P;

          (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000;

          (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

          (e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c) and (d) above;

          (f) investments existing on the date of this Agreement in its Subsidiaries and Affiliates;

          (g) the purchase of securities or acquisition of assets in connection with strategic transactions involving Loan Recipient and other Persons, including without limitation (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements;

          (h) any acquisition by Loan Recipient of the assets or securities of a Person or division thereof for the purpose of acquiring intellectual property or other assets; or

          (i) any investments permitted by the Loan Recipient’s investment policy dated September 14, 2010, and to the extent approved by CIRM (such approval to only apply if a material amendment or modification is requested and not be unreasonably withheld), the same as amended or modified by the board of directors of the Loan Recipient.

     7.10 Dividends and Certain Other Restricted Payments. Loan Recipient will not (a) declare or pay any cash dividends or cash distributions, on any stock or other equity interests of Loan Recipient or (b) directly or indirectly, through any Subsidiary or otherwise, purchase, redeem or retire any of its stock or other equity interests or make any other payment or distribution, either directly or indirectly, through any Subsidiary or otherwise, in respect of its stock or other equity interests, other than (i) the repurchase of stock or other equity interests in the ordinary course of business of employees which leave the employ of Loan Recipient, (ii) the repurchase of stock or other equity interests pursuant to agreements which permit Loan Recipient to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of an employee’s, officer’s, director’s or consultant’s services to the Company or (iii) the repurchase by Loan Recipient from one or more former employees, officers, directors or consultants of its equity securities during the Loan Period, provided that the aggregate repurchase price for all repurchases pursuant to this clause (iii) does not exceed one hundred thousand dollars ($100,000) per year.

     7.11 ERISA. Loan Recipient shall promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Loan Recipient shall promptly notify CIRM of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Loan Recipient of any material liability, fine or penalty, or any material increase in the contingent liability of Loan Recipient with respect to any post-retirement Welfare Plan benefit. All terms used in this Section 7.11 and not defined shall have the meaning given to them under ERISA.

     7.12 Compliance with Laws. Loan Recipient shall comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except where any such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property, other than a Permitted Lien.

     7.13 Diligent Conduct of Business. Loan Recipient shall conduct the Business in a commercially reasonable and diligent manner and shall not knowingly engage in any other business activity that Loan Recipient reasonably believes would have a Material Adverse Effect on the Business or a material adverse effect on the rights of CIRM under this Agreement or the CIRM-Funded Project.

     7.14 Use of Proceeds. The Loan Recipient shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 4.2 hereof.

     7.15 Diligence. The Loan Recipient shall use commercially reasonable efforts to perform the CIRM-Funded Project within the time frame specified in the Notice of Loan Award.

     7.16 Notification. If Loan Recipient becomes aware of any matters that could reasonably be expected to have a Material Adverse Effect pursuant to any review, examination, proceeding or correspondence, suits or actions related to Loan Recipient’s issued patents necessary to the CIRM-Funded Project, Loan Recipient shall promptly notify CIRM in writing.

ARTICLE VIII
TERMINATION

     8.1 Termination.

          (a) CIRM may terminate this Agreement pursuant to Article V, Section J of the Grants Administration Policies, or Article V, Section J of the Loan Administration Policy.

          (b) CIRM may terminate this Agreement at any time after a material breach of any term of the Loan Documents by Loan Recipient that is not cured within thirty (30) days of the date that CIRM provides notice of such breach to Loan Recipient.

          (c) CIRM may terminate this Agreement if any of the representations and warranties made herein by Loan Recipient were not true and correct in all material respects at the time they were made or deemed to be made under Section 4.13 at the time of each Disbursement when they are reaffirmed.

          (d) CIRM may terminate this Agreement if any of the Events of Default in Section 8.2 occur and are continuing.

          (e) CIRM may terminate this Agreement based on CIRM’s determination, in its reasonable, but sole discretion, that a No Go Milestone has occurred.

     8.2 Events of Default and Remedies. Any one or more of the following shall constitute an “Event of Default” hereunder:

          (a) Loan Recipient fails to pay within five (5) business days of the day when due all or any part of the principal of or interest on any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), any accrued interest or any fee or other obligation payable hereunder or under any other Loan Document;

          (b) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, entered or filed against Loan Recipient or against any of its Property, in an aggregate amount in excess of $1,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 45 days;

          (c) Loan Recipient, or any member of its Controlled Group, fails to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBCG or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a “Material Plan”) is filed under Title IV of ERISA by Loan Recipient, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing, or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against Loan Recipient, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 45 days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

          (d) dissolution or termination of the existence of Loan Recipient, unless Loan Recipient has previously relinquished the Loan or transferred the Loan to a new Loan Recipient pursuant to Article V, Section D of the Loan Administration Policy;

          (e) Loan Recipient has had (i) entered involuntarily against it a final order for relief under the United States Bankruptcy Code, as amended, (ii) does not pay, or admits in writing its inability to pay, its debts generally as they become due, (iii) makes an assignment for the benefit of creditors, (iv) applies for, seeks, consents to or acquiesces in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) takes any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fails to contest in good faith any appointment or proceeding described in Section 8.2(f) hereof; or

          (f) a custodian, receiver, trustee, examiner, liquidator or similar official is appointed for Loan Recipient, or any substantial part of any of its Property, or a proceeding described in Section 8.2(e)(v) shall be instituted against any of Loan Recipient, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 90 days.

     8.3 Non-Bankruptcy Termination. When CIRM, at CIRM’s election, has terminated this Agreement for any reason (other than an Event of Default described in subsections (e) or (f) of Section 8.2 of this Agreement), (a) the remaining commitments of CIRM to make Disbursements of the Loan and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof) shall terminate; and (b) the principal of and the accrued interest on all outstanding Loans shall be immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind.

     8.4 Bankruptcy Termination. When any Event of Default described in subsections (e) or (f) of Section 8.2 of this Agreement has occurred and is continuing, then this Agreement shall automatically, and without the necessity of any further action, terminate and all outstanding Loans and interest thereon shall immediately become due and payable together with all other amounts payable under the Loan Documents, without presentment, demand, protest or notice of any kind, and the obligation of CIRM to make further Disbursements of the Loan or extend further credit pursuant to any of the terms hereof shall immediately terminate.

ARTICLE IX
COMPLIANCE WITH CERTAIN LAWS

     9.1 Nondiscrimination. Loan Recipient shall not unlawfully discriminate against any qualified employee or applicant for employment, or deny services to any individual because of race, color, national origin, ancestry, age, sex, religion, physical or mental handicap, or sexual orientation. Loan Recipient agrees to comply with all applicable Federal and State statutes, rules and regulations prohibiting discrimination in employment.

     9.2 Lobbying. Without limiting the provisions of Section 4.2 of this Agreement, no funds disbursed hereunder shall be used for any activities to influence any matter pending before the California Legislature or the U.S. Congress, or for any election campaign.

     9.3 Audit. In addition to the provisions of Section 7.1(f) hereof, during the term of this Agreement, CIRM will have the right to audit, during mutually acceptable business hours and a reasonable number of times per year, Loan Recipient’s records to confirm the use of the Loan proceeds and the Direct Research Funding Costs. In addition, Loan Recipient shall maintain books, records, and other compilations of data made under this Agreement to the extent and in such detail as shall properly substantiate use of the Loan for the purposes allowed under Section 4.2. Loan Recipient shall maintain all such records for a period of not less than five (5) years, starting on the earlier of (a) first day after final payment under this Agreement or (b) repayment of the entire accrued balance of the Loan. If any litigation, claim, negotiation, audit or other action involving the records is commenced prior to the expiration of the applicable retention period, all records shall be retained until completion of such action and resolution of all issues resulting therefrom, or until the end of the applicable retention period, whichever is later. CIRM or the State of California or any of their duly authorized representatives shall have the right, at reasonable times and upon reasonable notice, to examine and copy at reasonable expense, the books, records, and other compilations of data of Loan Recipient which pertain to the provisions and requirements of this Agreement. Such access shall include on-site audits and review and copying of records.

ARTICLE X
GENERAL CLAUSES

     10.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, for the avoidance of doubt, any agency or department of the State of California which may succeed CIRM or assume CIRM’s obligations) and assigns (including, without limitation, by sale or transfer of all or substantially all assets, merger or consolidation), provided, however, that neither this Agreement nor any rights hereunder may be assigned by either party without the other party’s prior written consent, which consent shall not be unreasonably withheld. Both parties shall use their commercially reasonable efforts to consider and respond to other’s request for consent within ten (10) business days of any such request.

     10.2 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of law or choice of law provisions. Jurisdiction shall lie in the State of California. All disputes, controversies, claims, actions and similar proceedings arising with respect to the Loan or any related agreement or transaction shall be brought in the Superior Court of San Francisco County, California or the United States District Court for the Northern District of California and Loan Recipient consents to the exclusive personal jurisdiction of such courts.

     10.3 Waivers. All conditions, covenants, duties and obligations contained in this Agreement can be waived only by written agreement. Forbearance or indulgence in any form or manner by a party shall not be construed as a waiver, nor in any way limit the remedies available to that party.

     10.4 Amendments. All conditions, covenants, duties and obligations contained in this Agreement may be amended only through a written amendment signed by Loan Recipient and CIRM, except as otherwise specified herein.

     10.5 Publicity. Loan Recipient shall, unless prohibited by law or regulation, notify CIRM’s Communications Officer at least one calendar day before issuing any press release that refers to the CIRM-Funded Project. Any press release or research paper by Loan Recipient in which CIRM is concerned or discussed shall include the following statement:

Geron’s Phase 1 Clinical Trial in Spinal Cord Injury is funded in part through the support of the California Institute of Regenerative Medicine.

     Loan Recipient may use a statement other than the foregoing only with the express written consent of CIRM. Loan Recipient shall use its reasonable best efforts to recognize CIRM’s support in any media interview in which the CIRM-Funded Project is discussed. Loan Recipient will not represent that positions taken or advanced by Loan Recipient represent the opinion or position of CIRM or the State of California.

     Loan Recipient agrees to work with CIRM to establish a communications protocol to ensure that accurate information, including, without limitation, any adverse event involving a clinical trial subject, relating to the CIRM-Funded Project is provided to stakeholders in a timely matter.

     10.6 Survival. All covenants, representations and warranties contained herein shall survive the execution and delivery of this Agreement and all covenants contained herein shall survive until all of the obligations hereunder are fully and finally discharged or earlier waived or terminated (provided that the provisions of Sections 9.3 and 10.6 shall survive as specifically stated therein and Sections 10.1, 10.2, 10.3, 10.4 and 10.11 shall survive indefinitely). The obligations of Loan Recipient to indemnify CIRM with respect to the expenses, damages, losses, costs and liabilities described in Section 7.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against CIRM have run. In addition, CIRM’s rights of audit and inspection pursuant to Section 9.3 shall survive until the obligations thereunder are fully and finally discharged or earlier waived or terminated

     10.7 Notice. All communications to CIRM shall be mailed or delivered to the following address, or sent by facsimile:

California Institute for Regenerative Medicine
Attn: Amy Lewis, Grants Management Officer
210 King Street
San Francisco, CA 94107
FAX: *
TEL: *

All communications to Loan Recipient shall be mailed or delivered to the following address, or sent by facsimile to the following number with confirmation of receipt by voice:

Geron Corporation
230 Constitution Drive
Menlo Park, CA 94025
Attn: Chief Legal Officer
Telephone: *
Facsimile: *

The parties may change the address at which they are to receive notices in writing.

______________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     10.8 Additional Funding. Loan Recipient acknowledges that (a) CIRM has not made any oral or written commitment or otherwise agreed to provide funding with respect to the CIRM-Funded Project other than the Loan; (b) in no way is Loan Recipient relying on this Agreement or any other statement, oral or written, to provide any expectation of additional funding by CIRM; and (c) any future agreement between CIRM and Loan Recipient shall be in writing and executed by duly authorized representatives of CIRM and Loan Recipient.

     10.9 No Waiver, Cumulative Remedies. No delay or failure on the part of either Party in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the parties are cumulative to, and not exclusive of, any rights or remedies which either party would otherwise have.

     10.10 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

     10.11 Costs and Expense; Indemnification. Loan Recipient agrees to pay to CIRM all costs and expenses incurred or paid by CIRM, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Event of Default hereunder or in connection with the enforcement or protection of its rights: (a) in connection with this Agreement or any of the Loan Documents, including, without limitation, the Warrants, and (b) in connection with the Loan made hereunder.

     10.12 Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Loan Recipient has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY LOAN DOCUMENT.

     10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

     10.14 Severability. If one or more provisions of this Agreement or any of the other Loan Documents are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

     10.15 Confidentiality. As a public entity, CIRM is subject to the California Public Records Act and thus documents and other materials made or received by its employees are subject to public disclosure, unless an exception applies. To the extent permitted by applicable law, for a period of five (5) years after expiration or termination of the Loan Period, CIRM shall maintain in confidence and trust any confidential or proprietary information provided by Loan Recipient to CIRM prior to or during the Loan Period, using the same level of care employed by CIRM with respect to its own confidential and proprietary information. If Loan Recipient submits confidential or proprietary information to CIRM, it shall label the material “confidential” and shall include a brief explanation of the reason the information is confidential or proprietary pursuant to Health and Safety Code section 125290.30(g)(2). CIRM shall provide notice to Loan Recipient if it receives a Public Records Act Request for a document or documents that Loan Recipient has labeled “confidential.”

     10.16 Captions. The captions of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to define, expand or limit the provisions of the Agreement.

     10.17 Integration. This Agreement and the other Loan Documents, including, without limitation, the Warrants, any document incorporated by reference and any exhibits and schedules attached hereto, is the entire agreement between the parties with respect to the Loan and supersedes all prior and contemporaneous negotiations, commitments and writings.

[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

     GERON CORPORATION

By:	/s/ David L. Greenwood
Name:	David L. Greenwood
Title:	President, Interim Chief Executive Officer
And Chief Financial Officer

Address:	Geron Corporation
230 Constitution Drive
Menlo Park, CA 94025

CALIFORNIA INSTITUTE FOR
REGENERATIVE MEDICINE

By:	/s/ Alan Trounson
Name:	Alan O. Trounson, Ph.D.
Title:	President

EXHIBITS

Exhibit A

Form of Warrant

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF THE COMPANY’S COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND AT THE COMPANY’S EXPENSE, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

Warrant No.: _______	Number of Shares: _______
Date of Issuance: ______________

GERON CORPORATION

COMMON STOCK WARRANT AGREEMENT

Geron Corporation (the “Company”), for value received, hereby certifies that the California Institute for Regenerative Medicine or their registered assigns (in accordance with Section 3 below) (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 6 below), up to ______ shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”), as adjusted from time to time pursuant to the terms of this Common Stock Warrant Agreement (“Warrant”), at a purchase price of $_____ per share. The shares purchasable upon exercise of this Warrant are hereinafter referred to as the “Warrant Stock.” The aggregate exercise price of the Warrant Stock is hereinafter referred to as the “Purchase Price.”

     1. EXERCISE.

          (a) CASH EXERCISE. This Warrant may be exercised by the Registered Holder, in whole or in part on or after the date hereof, by surrendering this Warrant, with the properly endorsed Notice of Exercise appended hereto as Exhibit A duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney in fact, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full by cash, check or wire transfer of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise; provided, however, that in no event may this Warrant be exercised after the Expiration Date (as defined herein). In any event, if the Company is unable to issue the Warrant Shares, the Company shall not be required to settle the Warrant in cash in lieu of issuance of the Warrant Shares. For the avoidance of doubt, the preceding sentence shall not apply to, nor constitute a waiver of, any liability by Company for damages as a result of a breach by the Company of the terms and conditions of this Warrant.

          (b) NET EXERCISE. In addition to and without limiting the rights of the Registered Holder hereof under the terms hereof, this Warrant may be exercised, in lieu of exercising this Warrant by payment of cash in accordance with Section 1(a), by being exchanged in whole or in part at any time or from time to time prior to the Expiration Date for a number of shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant together with the properly endorsed Notice of Exercise, in which event the Company shall issue to the Registered Holder a number of shares of Common Stock computed using the following formula::

Let	FMV	=	Fair market value per share.
	PSP	=	Per share purchase price at date of exercise.
	N	=	Number of shares covered by the Warrant (or if only a portion of the Warrant is being exercised the portion of the Warrant being cancelled).
	X	=	Number of shares issued after exercise.

		X	= N*(FMV - PSP)
FMV

     No payment of cash or any other consideration to the Company shall be required from the holder of this Warrant in connection with any exercise of this Warrant by exchange pursuant to this Section. No fractional shares arising out of the above formula for determining the number of shares issuable in such exchange shall be issued, and the Company shall in lieu thereof make payment to the Registered Holder of cash in the amount of such fraction multiplied by the fair market value of a share of Common Stock on the date of the exchange. For the purposes of this Section, the “fair market value” of any number of shares of Common Stock shall mean: (i) the average of the closing prices for the shares of Common Stock as reported on The NASDAQ Global Select Market for the ten (10) consecutive trading days immediately preceding the day on which the Registered Holder surrenders this Warrant and delivers the properly endorsed Notice of Exercise or (ii) if the shares of Common Stock are traded over-the-counter, the average of the closing bid prices over the ten (10) consecutive trading days immediately preceding the day on which the Registered Holder surrenders this Warrant and delivers the properly endorsed Notice of Exercise. If the shares of Common Stock are not regularly traded in a public market, the Board of Directors of the Company shall determine the fair market value in its reasonable good faith judgment.

          (c) EFFECTIVE TIME OF EXERCISE. The exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company, with payment of the applicable Purchase Price, as provided in Section 1(a) above, or, on the day immediately prior to the close of business on the day on which this Warrant shall have been surrendered for cancellation, as provided in Section 1(b). At such time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates. Such exchange shall be effective.

          (d) DELIVERY TO REGISTERED HOLDER. As soon as practicable after the exercise of this Warrant, and in any event within ten (10) business days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of shares of Warrant Stock to which such Registered Holder shall be entitled.

     2. CERTAIN ADJUSTMENTS.

          (a) Mergers and Consolidations. If at any time there shall be a merger or consolidation of the Company with another corporation, then, as a part of such merger or consolidation, lawful provision shall be made so that the Registered Holder shall thereafter be entitled to receive upon exercise of this Warrant during the period specified in this Warrant and upon payment of the Purchase Price, the number of shares of stock or other securities or property of the Company or the successor corporation resulting from such merger or consolidation, to which a holder of the Common Stock deliverable upon exercise of this Warrant would have been entitled under the provisions of the agreement in such merger or consolidation if this Warrant had been exercised immediately before that merger or consolidation. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Registered Holder after the merger or consolidation to the end that the provisions of this Warrant (including adjustment of the Purchase Price then in effect and the number of shares of Warrant Stock) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

          (b) SPLITS, SUBDIVISIONS AND DIVIDENDS. In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of the holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the Registered Holder to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the per share Purchase Price shall be appropriately decreased and the number of shares of Warrant Stock shall be appropriately increased in proportion to such increase (or potential increase) of outstanding shares.

          (c) COMBINATION OF SHARES. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, the per share Purchase Price shall be appropriately increased and the number of shares of Warrant Stock shall be appropriately decreased in proportion to such decrease in outstanding shares.

          (d) ADJUSTMENT CERTIFICATE. When any adjustment is required to be made in the securities issuable upon exercise of this Warrant, the Company shall mail to the Registered Holder a certificate setting forth a statement of the facts requiring such adjustment. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in this Section 2.

          (e) FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All shares of Common Stock (including fractions) to be issued upon exercise of this Warrant shall be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Registered Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of one share of Common Stock by such fraction.

     3. TRANSFER RESTRICTIONS; REPRESENTATIONS.

          (a) The Registered Holder acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of an opinion of the Company’s counsel, reasonably satisfactory to the Company and at the Company’s expense, that registration and qualification are not required.

          (b) The Registered Holder hereby further represents and warrants to the Company with respect to the issuance of the Warrant and the purchase of the Warrant Stock as follows:

               (i) PURCHASE ENTIRELY FOR OWN ACCOUNT. This Warrant is issued to the Registered Holder in reliance upon such Registered Holder’s representation to the Company, which by such Registered Holder’s execution of this Warrant such Registered Holder hereby confirms, that the Warrant and the Warrant Stock will be acquired for investment for such Registered Holder’s own account, not as a nominee or agent, and not with a present view to the resale or distribution of any part thereof, and that such Registered Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

               (ii) KNOWLEDGE AND EXPERIENCE; ABILITY TO BEAR ECONOMIC RISKS. The Registered Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Warrant and such party is able to bear the economic risk of its investment in the Company (including a complete loss of its investment).

               (iii) RESALE. The Registered Holder understands that the Warrant being issued hereunder and the Warrant Stock to be purchased hereunder are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain circumstances. In this regard, the Registered Holder represents that it is familiar with Rule 144 under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.

               (iv) LEGENDS. The Registered Holder acknowledges that all stock certificates representing shares of stock issued to the Registered Holder upon exercise of this Warrant may, if such Warrant Stock is not registered under the Securities Act, have affixed thereto a legend substantially in the following form:

                    (x) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH SECURITIES ACT OR AN OPINION OF THE COMPANY’S COUNSEL SATISFACTORY TO THE COMPANY AND AT THE COMPANY’S EXPENSE, THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO AN EXEMPTION TO SUCH SECURITIES ACT.”

                    (y) Any legend required by the laws of any state in which the securities will be issued.

          (c) Subject to the provisions of Section 3(a) hereof, this Warrant and all rights hereunder are transferable in whole or in part upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

          (d) The Company will maintain a register containing the names and addresses of the Registered Holder(s) of this Warrant. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

          (e) As of the date of issuance, the Company hereby represents and warrants to the Registered Holder that the Warrant Stock, when issued and paid for in compliance with the provisions of this Warrant, will be validly issued, fully paid and non-assessable and free of all taxes, liens and charges with respect to the issuance thereof (other than the foregoing created by or imposed upon the Registered Holder through no action of the Company).

     4. NO IMPAIRMENT. The Company will not, by amendment of its charter or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to fulfill its obligations hereunder.

     5. TERMINATION. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate at 5:00 p.m. Pacific Time on the date of the tenth (10th) anniversary of the Date of Issuance (the “Expiration Date”). The period between the date of issuance of this Warrant and the Expiration Date, is referred to as the “Exercise Period.”

     6. NOTICES OF CERTAIN TRANSACTIONS. In the event that:

          (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

          (b) the Company shall undertake a merger or consolidation as set forth in Section 2(a)), or

          (c) the Company voluntarily or involuntarily dissolves, liquidates or winds-up its business or affairs,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the effective date on which such merger, consolidation, dissolution, liquidation or winding-up is expected to take place, and the record date for determining shareholders entitled to vote thereon. Such notice shall be mailed at least ten (10) calendar days prior to the record date or effective date for the event specified in such notice.

     7. RESERVATION OF STOCK. The Company shall at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock or other stock or securities, as from time to time shall be issuable upon the exercise of this Warrant.

     8. EXCHANGE OF WARRANTS. Upon the surrender by the Registered Holder of this Warrant, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3(a) hereof, issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new warrant in a form substantially similar to this Warrant, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face thereof for the number of shares of Common Stock called for on the face of the Warrant so surrendered.

     9. REPLACEMENT OF WARRANTS. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, upon delivery of an indemnity agreement, with surety if reasonably required, in an amount reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new warrant in a form substantially similar to this Warrant.

     10. MAILING OF NOTICES. Any notice required or permitted by this Warrant shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS) or confirmed facsimile, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

     11. NO RIGHTS AS STOCKHOLDER. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business or affairs of the Company).

     12. AMENDMENT OR WAIVER. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

     13. HEADINGS. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

     14. SUCCESSORS AND ASSIGNS. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Registered Holder and their respective permitted successors and assigns (in the case of the Registered Holder, in accordance with Section 3(a) hereof).

     15. ATTORNEYS’ FEES. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all reasonable costs incurred in such dispute, including reasonable attorneys’ fees.

     16. GOVERNING LAW. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law thereof.

     17. COUNTERPARTS. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

GERON CORPORATION

By:	Dated:

Name:

Title:

Address:	Geron Corporation
230 Constitution Drive
Menlo Park, CA 94025

CALIFORNIA INSTITUTE OF REGENERATIVE MEDICINE

Signature:	Dated:

Name:

Title:

Address:

EXHIBIT A

NOTICE OF EXERCISE

To:	GERON CORPORATION (the “Company”)

     (1) The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase ___________ shares of the Common Stock covered by such Warrant and herewith makes payment of $___________, representing the full purchase price for such shares at the price per share provided for in Section 1(a) of the Warrant, together with all applicable transfer taxes, if any.

     (2) The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to purchase ___________ shares of the Common Stock pursuant to the net exercise provisions set forth in Section 1(b) of the Warrant, and shall tender payment of all applicable transfer taxes, if any.

Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

     The undersigned represents that (i) the aforesaid shares of Common Stock are being acquired for the account of the undersigned not with a present view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares; (ii) the undersigned is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company; (iii) the undersigned is experienced in making investments of this type and has such knowledge and background in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment and protecting the undersigned’s own interests; (iv) the undersigned understands that the shares of Common Stock issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein, and, because such securities have not been registered under the Securities Act, they must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available; (v) the undersigned is aware that the aforesaid shares of Common Stock may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the undersigned has held the shares for the time period prescribed by Rule 144, that among the conditions for use of the Rule is the availability of current information to the public about the Company; and (vi) the undersigned agrees not to make any disposition of all or any part of the aforesaid shares of Common Stock unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or the undersigned has provided the Company with an opinion of the Company’s counsel, satisfactory to the Company and at the Company’s expense, stating that such registration is not required.

(Date)	(Signature)

(Print name)

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, ____________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Common Stock covered thereby set forth below, unto:

NAME OF ASSIGNEE	ADDRESS	No. OF SHARES

Signature:

Witness:

Dated:

Exhibit B

Form of In-House Counsel Opinion

August 1, 2011

California Institute for Regenerative Medicine
210 King Street
San Francisco, CA 94107

Re:	Loan Agreement for CIRM Loan Number CT1-05168 to Geron

Ladies and Gentlemen:

I am Secretary, Chief Legal Officer and Senior Vice President for Corporate Transactions for Geron, a Delaware corporation (the “Company”). This letter is in reference to the Loan Agreement dated August 1, 2011, by and between the Company and the California Institute for Regenerative Medicine (“CIRM”) that is attached as Appendix A to the Notice of Loan Award for CIRM loan number CT 1-05168 (the “Loan Agreement”). I am rendering this opinion pursuant to Section 4.9(h) of the Loan Agreement. Capitalized terms used but not defined herein have the meanings given them in the Loan Agreement.

I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. Additionally, I have examined the Loan Agreement. Except as otherwise stated herein, as to factual matters I have, with your consent, relied upon the foregoing, and upon oral and written statements and representations of officers and other representatives of the Company and others, including the representations and warranties of CIRM. I have not independently verified such factual matters.

On the basis of the foregoing, in reliance thereon, and with the qualifications set forth herein, I am of the opinion that:

The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware.

The Company has the requisite corporate power to own its property and assets and to conduct its business as it is currently being conducted. With your consent, based solely on certificates from public officials, the Company is qualified as a foreign corporation to do business and is in good standing in the State of California.

The Company has the requisite corporate power to execute, deliver and perform its obligations under the Loan Agreement, including the issuance of the initial warrant on the terms specified in the Loan Agreement.

The execution, delivery and performance by the Company of the Loan Agreement has been duly authorized by all requisite corporate action on the part of the Company.

The Loan Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

My opinions are subject to:

a.	the effects of bankruptcy, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

b.	the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought;

c.	the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of or contribution to a party with respect to a liability where such is contrary to public policy; and

d.
I express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy, and I call to your attention the provisions of Sections 1717 and 1717.5 of the California Civil Code, which limit and create obligations for the payment of attorneys’ fees; (ix) proxies, powers and trusts; (x) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xi) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such are deemed to constitute a penalty; (xii) provisions permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (xiii) the severability, if invalid, of provisions to the above effects.

With your consent, I have assumed (a) that the Loan Agreement has been duly authorized, executed and delivered by CIRM, (b) that the Loan Agreement constitutes the legally valid and binding obligations of CIRM, enforceable again CIRM in accordance with its terms, and (c) that the status of the Loan Agreement as legally valid and binding obligation of the CIRM is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities; provided that with respect to each of the foregoing, I make no such assumption to the extent I have opined as to such matters with respect to the Company.

My opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied, or may be inferred, beyond those matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and I undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or any changes in any law that may hereafter come to my attention in any law that may hereafter occur.

This opinion is intended solely for your befit and is not to be made available to or be relied upon by any other person, firm or entity without my prior written consent.

Very truly yours,

By:

David J. Earp. J.D., Ph.D.
Chief Legal Officer, SVP Corporate Transactions

Exhibit C

Loan Administration Policy (Approved by Office of Administrative Law 1/2011)

CIRM Loan Administration Policy

Preface

The California Institute for Regenerative Medicine (CIRM) issues Requests for Applications for research grants, inviting applications from non-profit and for-profit organizations. Beginning in early 2009, CIRM intends to supplement its grant funding by offering research loans to for-profit organizations. This policy covers the procedures that will apply to research loans.

The Independent Citizen’s Oversight Committee (ICOC), CIRM’s governing board, has adopted the CIRM Grants Administration Policy for Academic and Non-Profit Institutions (Non-Profit GAP). The Non-Profit GAP applies generally to grant funding of scientific and medical research. The ICOC has also adopted the CIRM Grants Administration Policy for For-Profit Organizations (For-Profit GAP), which is applicable to for-profit organizations that apply for or receive CIRM funding through grants. The For-Profit GAP largely incorporates the Non-Profit GAP. Where differences between for-profit and non-profit organizations warrant different treatment, the For-Profit GAP provides the modified policies that apply to for-profit applicants and grant recipients.

This Loan Administration Policy (LAP) takes a similar approach, working from the Non-Profit GAP and setting out the modified policies that apply to CIRM loan funding of for-profit organizations. Note that this LAP does not incorporate the For-Profit GAP, which continues to apply to for-profit organizations to the extent that CIRM funds them through grants.

I. INCORPORATION BY REFERENCE

The Non-Profit GAP and all appendices, as they may be amended from time to time, are hereby made applicable to for-profit organizations that apply for or receive CIRM loans, to the extent that they do not conflict with the policies stated herein. Where differences between grants and loans warrant different treatment, this LAP provides the modified sections that apply to loans. All other provisions of the Non-Profit GAP apply to loans. When Non-Profit GAP provisions are applied to loans, “Loan” replaces “Grant” and “Loan Recipient” replaces “Grantee.”

The loan administration policy statement may be updated periodically by CIRM. Any new or amended regulations adopted by the ICOC will be applied only to loans awarded after the amendments are adopted, unless CIRM and the Loan Recipient agree otherwise All revisions to the LAP will be posted on the CIRM website (http://www.cirm.ca.gov).

CIRM’s right to enforce the provisions of this LAP shall survive the end of the term of the loan, and should CIRM no longer exist, those rights may be enforced by the State of California.

C. Defined terms

The following definitions supplement the definitions provided in the Non-Profit GAP.

Accrued Interest	Interest owed on the Loan.
Change of Control	In the event of a sale, merger, transfer, exchange or other disposition (whether of assets, stock or otherwise) of a majority or controlling ownership position.
Borrower	A For-Profit Organization that is responsible for repayment of a Loan. The Borrower may or may not be the Loan Recipient.
CIRM-funded Project	The research project described in the Notice of Loan Award
Company-Backed Loan	A loan which the Loan Recipient organization is obligated to repay, notwithstanding the status of the CIRM-funded project.
Earned Interest	Interest that a Loan Recipient earns on unspent funds that it has received from CIRM.
Loan
A funding mechanism with repayment provisions providing money and/or property to an eligible entity to assist the Loan Recipient in carrying out an approved project or activity. Loans may be Company-Backed or Product-Backed.

Loan Balance	Amount determined by adding (1) the amount CIRM has distributed to the Loan Recipient pursuant to the Loan, and (2) Accrued Interest to date, and subtracting (3) any prepayment of the Loan Balance.
Loan Period
The time between the date of CIRM’s first release of funds pursuant to the Loan Award and the date when the loan must be repaid. This repayment deadline is different from the end of the research project – see “Project Period.”

Loan Recipient
An Organization that is the Recipient of an Award and that is legally responsible and accountable for the use of the funds provided and for the performance of the CIRM-funded Project or Activity. The Loan Recipient is the entire legal entity even if a particular component is designated in the NLA. The Loan Recipient may or may not be the Borrower.

Notice of Loan Award (NLA)
The document that notifies the Loan Recipient and others that an Award has been made, contains or references all terms and conditions of the Award as well as the Loan Recipient’s and PI’s agreement to those terms and conditions, and documents the commitment of CIRM funds.

Product-Backed Loan	A Loan which the Loan Recipient organization is obligated to repay, subject to suspension or forgiveness of all or part of the loan based on the status of the CIRM-funded project.

D. Types of support

1.
CIRM may offer support in the form of Grants or Loans. Eligibility for each type of funding will be decided on a case-by-case basis prior to issuance of the Request for Applications (“RFA”). Unless otherwise determined by the Finance Subcommittee of the ICOC, based on the recommendation of the President, CIRM will not offer loans in connection with RFAs for which the ICOC has budgeted less than $3 million per award.

2.
The ICOC may provide that For-Profit Applicants are only eligible for Loans, or that they can choose between Grants and Loans. When a For-Profit Organization receives a Loan, that organization is both the Loan Recipient and the Borrower.

3.
The ICOC may permit Non-Profit Applicants to apply for Loans, but only if the Application includes a Co-PI from a For-Profit Organization that agrees to be the Borrower. The Non-Profit Applicant would be the Loan Recipient.

4.	An RFA may place other restrictions or conditions on eligibility, such as requiring the Investigational New Drug application (“IND”) holder of a CIRM Funded Project to be the Loan Recipient.

This section supplements Section I.D. of the Non-Profit GAP.

E. Roles and Responsibilities

3.
Financial Services Provider:

CIRM will engage the services of external financial services providers to perform specified functions related to the evaluation and administration of loans. Unless otherwise provided in an RFA, the Loan Recipient shall be required to cover certain or all costs incurred on CIRM’s behalf by the Financial Services Provider.

II. LOAN APPLICATION AND REVIEW PROCESS

A. Eligibility

1.	PI and PD Eligibility
Principal Investigators (“PI”) or Program Directors (“PD”) from For-Profit applicants and Loan Recipients must be employed primarily by the For-Profit organization (i.e., at least 50% time) at the time of award and during the entire project period.

This requirement supplements the requirements of section II.A.1. of the Non-Profit GAP.

V. PAYMENT AND USE OF FUNDS

B. Costs and Activities

1.
Allowable Project Costs and Activities
Allowable travel-related expenses include costs for transportation, lodging, subsistence, and related items incurred by key personnel on project-related business. Reimbursement for transportation expenses shall be based on the most economical mode of transportation (e.g., coach fare) and the most commonly traveled route consistent with the authorized purpose of the trip. Reimbursed lodging and subsistence expenses must be ordinary and necessary to accomplish the official business purpose of the trip. Excluding travel for clinical research or regulatory affairs, travel-related expenses shall be limited to an annual allowance of $5,000 per person per CIRM award.

This section supersedes paragraph 4, section V.B.1. of the Non-Profit GAP.

3.
Facilities Costs
Facilities costs cover general operating costs of the Loan Recipient’s facilities that will house all elements of the funded project or activity. A fixed rate for facilities costs to for-profits organizations will be specified on a per-RFA basis. The fixed facilities cost rate shall be no higher than the average of the Category A and B facilities costs reported per fiscal year for Academic and Non-Profit Organizations.

This section supersedes section V.B.3. of the Non-Profit GAP.

5.
Indirect Costs
Indirect costs will be up to 25 percent of allowable direct research funding costs awarded by CIRM (i.e., project costs and facilities costs), exclusive of the costs of equipment, consulting and subcontract amounts in excess of $25,000, and will be specified on a per-RFA basis.

This section supersedes section V.B.5. of the Non-Profit GAP.

6.
Interest Earned on CIRM Funds
Loan Recipients with Company-Backed Loans are not required to account to CIRM for interest earned on funds that CIRM advanced pursuant to the Loan award. Loan Recipients with Product-Backed Loans must reinvest and account for interest earned as provided in the Non-Profit GAP. Interest earned on CIRM funds does not increase or decrease the amount required to be repaid.

This section supersedes section V.B.6. of the Non-Profit GAP.

D. Prior Approval Requirements

5.
Relinquishment of Award and Award Transfer
A Loan Recipient may at any time relinquish an Award by submitting a relinquishing statement that includes a) a statement of reasons for relinquishing the award; b) an estimate of the unexpended balance of any funds paid to the Loan Recipient; c) and an assurance that all unexpended funds will either be returned to CIRM, or in the case of an Award transfer, transferred to a new Loan Recipient within 90 days of the date of relinquishment. In the case of a transfer, the relinquishing Loan Recipient may be required to transfer CIRM-funded equipment purchased with the Award.

With prior approval, and at the request of the Loan Recipient organization, the continuation of CIRM loan activities may be transferred to a different eligible organization in California in the event that:

a.	the PI transfers organizations

b.	the program is sold to another organization

c.	the CIRM Loan Recipient is acquired by another organization

The CIRM Loan Recipient must submit to CIRM a written request and justification that the prospective transferee organization has the intent and means to continue the proposed research – including access to intellectual property rights available at the original Loan Recipient. The request must be submitted at least 90 days before the proposed effective date of award transfer. If the initial request to transfer the award is approved, final approval will be contingent upon the current Loan Recipient relinquishing rights to the Loan. Furthermore, the Loan Recipient may be required to transfer to the new organization any equipment purchased under the Loan. Before the transfer can take place, the original Loan Recipient must submit to CIRM a relinquishing statement that includes an estimate of the unexpended balance of any funds paid to the Loan Recipient and an assurance that all unexpended funds will be transferred to the new Loan Recipient or returned to CIRM within 90 days of the relinquishing date.

The transferee Loan Recipient must submit to CIRM a letter that states its intention to assume responsibility for the Award based on the approved application, including all applicable provisions of this Loan Administration Policy for For-Profit Organizations and CIRM’s intellectual property regulations, and the following items:

a.	New application face page with original signatures

b.	Detailed budget(s) for the remaining project period (including the estimated unexpended balance from the original Loan Recipient)

c.	Biographical sketches for new key personnel

d.	Other support for new key personnel

e.	Facilities and resources

f.	Public policy assurances (e.g., human subjects, animal, biohazard), where applicable.

CIRM will issue a new Notice of Loan Award (“NLA”) to the PI and the transferee Loan Recipient when all required documents have been received and the transfer has been approved by CIRM. Transfer of the Award is effective when the NLA is signed by the PI and the Authorized Organizational Official of the transferee Loan Recipient and returned to and received by CIRM. Payment will not be issued until the Award transfer is effective.

As part of the new NLA, the transferee Loan Recipient assumes all loan repayment obligations of the relinquishing Loan Recipient. If the request to transfer the Award of a CIRM-funded program is not approved, CIRM may provide written notification of termination of the Award. The Loan Recipient will be required to submit a final report on the project and a final financial report within 90 days of the effective date of Award termination. All unexpended funds as of 30 days of the date of Award termination must be returned to CIRM within 120 days of termination of the Award. Further, the Loan Recipient shall continue to be responsible for all ongoing obligations of the award under CIRM’s intellectual property regulations.

This section supersedes section V.D.5. of the Non-Profit GAP.

H. Reporting Requirements

3.	Other Reports

During the Loan Period, Loan Recipients must provide written notification to CIRM within 30 days of the occurrence of any of the post-Award changes described below:

Termination of a program that is currently funded by CIRM. The Loan Recipient organization will be required to submit a final report on the project and a final financial report within 90 days after the effective date of award termination. All unexpended funds as of 30 days after the date of award termination must be returned to CIRM within 60 days after termination of the award. Further, the Loan Recipient organization shall continue to be responsible for all ongoing obligations of the award under CIRM’s intellectual property regulations.

This section supersedes section V.H.3. of the Non-Profit GAP.

5.	Reporting Related to Loan Terms

In addition to other reporting requirements, Loan Recipients and Borrowers must notify CIRM of any event that would trigger accelerated Loan repayment pursuant to section VII.F. Loan Recipients and Borrowers shall also report initial public offerings and follow-on financing.

I. Project Close-Out

Close-out marks the end of the CIRM-funded Project. Project close-out has no effect on the date when Loan repayment is due. CIRM will close out a CIRM- funded Project as soon as possible after the project period end date or the end date of any authorized extension. Close-out includes timely submission of all required reports and reconciling amounts due the Loan Recipient or CIRM. CIRM may withhold funds from the Loan Recipient for future or concurrent Awards if a project close-out is pending the submission of overdue reports.

As part of close-out of a project funded by a Product-Backed Loan, the Loan Recipient and Borrower must submit a plan for continued development of the project. CIRM approval of the plan is necessary to complete close-out, and will be based on whether the plan, in the reasonable judgment of the President of CIRM, appropriately balances the considerations specified in Section 125290.30, subdivision (h), of the Health and Safety Code.

Close-out of a project does not cancel any requirements for property accountability, record retention, reporting or financial accountability. Following close-out, the Loan Recipient remains obligated to return funds due as a result of later refunds, corrections, or other transactions, and CIRM may recover amounts based on the results of an audit covering any part of the funding period. In addition, the Loan Recipient is obligated to report to CIRM after project close-out any patents filed, patents issued, licenses granted, or income received that resulted from CIRM-funded research. (See CIRM’s Intellectual Property and Revenue Sharing regulations.)

This section supersedes section V.I. of the Non-Profit GAP.

J. Failure of Compliance

If the Loan Recipient or PI fails to comply with the terms and conditions of a Loan Award, CIRM may take any of the actions that it could take for failure of compliance with a Grant Award, as described in section V.J. of the Non-Profit GAP. If CIRM determines that the failure justifies recovery of previously awarded funds, the Loan Recipient is fully liable for that obligation, without regard to whether the Loan is Company-Backed or Product-Backed.

If a Loan Recipient is required to return funds due to failure of compliance, the returned funds will be deducted from the Loan Balance. Interest that accrued on those funds before they were returned to CIRM will not be deducted from the Loan Balance. Recovery of funds for failure of compliance does not affect CIRM’s interest in the warrants issued when those funds were released.

This section supplements section V.J. of the Non-Profit GAP.

VII. LOAN TERMS

A. Company-Backed and Product-Backed Loans

CIRM will offer two types of Loans: Product-Backed Loans and Company-Backed Loans. Company-Backed Loans must be repaid to CIRM, with accrued interest, at the end of the Loan Period, regardless of whether the CIRM-Funded Project results in any revenues. Repayment of a Product-Backed Loan is predicated upon the success of the product being developed.

The following are guidelines for Loan Terms. Specific terms will be determined in each RFA by the Finance Subcommittee of the ICOC, based on the recommendation of the President, as appropriate for each RFA. If the Finance Subcommittee does not modify these guidelines for a specific RFA, the terms set forth herein shall apply to the RFA.

Funding of the loan will occur at intervals set forth in the Notice of Loan Award and only upon satisfaction of conditions set forth in the Notice of Loan Award. A delay in meeting timelines will not automatically result in acceleration or termination of the loan, but it could result in a delay or suspension in the disbursement of additional funds.

B. Interest Rate

Unless otherwise provided in the RFA,

i.	The interest rate for a 5 year loan term shall be LIBOR plus 2%.

ii.	For each additional year of the Loan Term beyond the 5th year, the interest rate of the Loan shall increase by: 1% in year 6; 2% in year 7; 3% in year 8; 4% in year 9; and 5% in year 10.

iii.	The interest rate shall not exceed the maximum interest rate permitted by law.

Interest shall be compounded annually, from the date on which CIRM disburses funds to the Loan Recipient.

C. Warrants

1.	Requirement

a. Company-Backed Loans: A Loan Recipient that is awarded a Company-Backed Loan shall provide warrants to CIRM equal to the lesser of 20% of Loan Recipient’s shares, fully diluted and

	iv.	10% of the Loan Amount if Loan Recipient shows a profit for previous 2 years

v.	25% of the Loan Amount -if Loan Recipient has BOTH: (a) raised in prior financings since its inception three times the total amount of the loan; AND (b) has entered into a contractual arrangement (still in effect) with a biotechnology or pharmaceutical company which requires the payment of licensing revenues or milestone payments predicated on the success of a funded project (regardless of whether it is a CIRM Funded Project).

vi.	50% of the Loan Amount if Loan Recipient has met only one of the two requirements set forth above in section C.1(a)(v)

vii.	75% of the Loan Amount if none of the criteria set forth above in Section C.1(a)(v) are satisfied

b. Product-Backed Loans: A Loan Recipient that is awarded a Product-Backed Loan shall provide warrants to CIRM equal to the lesser of 20% of Loan Recipient’s shares, fully diluted and

i)	50% of the Loan Amount if the Loan Amount is less than 50% of the total funds required to complete the CIRM-funded Project as set forth in the Notice of Loan Award.

ii)	60% of the Loan Amount if the Loan Amount is less than 75% of the total funds required to complete the CIRM-Funded Project as set forth in the Notice of Loan Award.

iii)	100% of the Loan Amount if the Loan Amount represents more than 75% of the total funds required to complete the CIRM-Funded Project as set forth in the Notice of Loan Award.

iv)	For the purposes of Section C.1(b)(i), (ii) and (iii), the “total funds required to complete the CIRM-funded Project” shall be determined as of the date of the execution of the Notice of Loan Award and shall be calculated using the indirect cost reimbursement rate specified in the Grants Administration Policy.

2.	Warrant terms
If the Borrower is publicly held, the warrant strike price will be the closing price of the Borrower’s common or preferred stock reported for the business day immediately before each CIRM disbursement of funds, depended upon whether CIRM selects common or preferred stock warrants. For privately held Borrowers, the warrant strike price will be set at the share price from the most recent round of equity financing before each disbursement of CIRM funds. If there has been no previous round, the warrants will be floated until the next round. The warrants are transferable, may be exercised at any time, and expire 10 years from the date on which they are issued. Warrants may be of either common or preferred stock, as determined by CIRM in its sole discretion.

D. Loan Period

The term of CIRM loans shall be 5 years, subject to modification on an RFA by RFA basis by the Finance Subcommittee, based on the recommendation of the President. The Loan Recipient may extend the term of the loan up to a maximum term of 10 years, provided that it agrees to be bound by the provisions set forth below in Section H. A term of more than ten years shall require the approval of the Finance Subcommittee, based upon the recommendation of the President.

E. Prepayment and Repayment at End of Loan Period

Unless the repayment obligation has been accelerated, suspended or forgiven, the Loan Balance is due and payable to CIRM on the last day of the Loan Period. A Borrower may prepay the full amount of the Loan Balance, with accumulated interest, at any time, without penalty.

F. Loan Acceleration

In the event of any change of control, CIRM shall have the right but not the obligation to accelerate repayment of the Loan. This decision shall be made by the Finance Subcommittee, based on the recommendation of the President. If the proposed change of control is not a matter of public knowledge, the Finance Subcommittee shall consider the matter in closed session to protect the confidentiality of the proposal.

G. Suspension and Forgiveness of Product-Backed Loans

1.	Project Abandonment
At any time prior to the end of the Loan Period, the Borrower may apply for suspension of all or part of the Loan, based on a showing that it has abandoned the project funded by CIRM. A project will be considered abandoned if, during the Project Period, CIRM has terminated the project or discontinued funding at a Go/No-Go decision point specified in the RFA and/or NLA. At or after the end of the Project Period, a project will be considered abandoned if the Borrower has determined that it is not commercially feasible to continue development of the product.

2.	Suspension of Repayment
To apply for suspension of repayment, the Borrower must show that it has complied with all CIRM reporting requirements and audit requests. The Borrower must also submit a plan for access to and exploitation of any CIRM-Funded Invention* or CIRM-Funded Technology* arising from the Loan-funded project. Suspension of repayment will not be granted unless, in the judgment of the President of CIRM, the plan appropriately balances the considerations specified in Section 125290.30, subdivision (h), of the Health and Safety Code.

The Borrower must also agree to terms for repayment of the Loan Balance if the Borrower resumes development of the project or otherwise derives revenue from CIRM-Funded Invention* or CIRM-Funded Technology* arising from the Loan-funded project. Suspension of repayment will not be granted unless the terms for resumption and amount of repayment are approved by the Finance Subcommittee of the ICOC, which will determine whether the proposed terms, under the circumstances of the project, appropriately balance the considerations specified in Section 125290.30, subdivision (h), of the Health and Safety Code. If further activity results in a repayment obligation under the agreed-upon terms, the Borrower must promptly notify CIRM and make whatever payments are owed under those terms.

3.	Loan Forgiveness Any Loan Balance which has not become due and payable 15 years after the end of the Project Period will be forgiven.

H. Conditions and Notice for Extension of Loan

A Loan Recipient may extend the term of its five-year loan according to the conditions of this Section. The Loan Recipient must provide notice of its intent to extend the loan term at least 90 days prior to end of the Loan Term. The term may be extended on a year by year basis up to 10 years in the sole discretion of Loan Recipient, subject to satisfaction of scientific and financial milestones, the absence of an event of acceleration, and compliance with terms of Notice of Loan Award. Payment of interest Accrued for a Five (5)-year Loan will occur as follows:

A.	Years 1 -5: interest accrues, no payment due

B.	Year 6: Recipient owes 25% of unpaid, accrued interest paid out over the 6th year in 4 equal quarterly payments; remaining interest is accrued

C.	Year 7: Recipient owes 25% of unpaid, accrued interest paid out over the 7th year in 4 equal quarterly payments; remaining interest is accrued

D.	Year 8: Recipient owes 25% of unpaid, accrued interest paid out over the 8th year in 4 equal quarterly payments; remaining interest is accrued

E.	Year 9: Recipient owes 25% of unpaid, accrued interest paid out over the 9th year in 4 equal payments; remaining interest is accrued.

F.	Year 10: Recipient owes 25% of unpaid, accrued interest paid out over the first 3 quarters in 3 equal payments; principal and remaining unpaid accrued interest are due at end of year 10.
____________________

* Term defined in CIRM’s Intellectual Property and Revenue Sharing Regulations

I. Subordination

In the case of a Product-Backed Loan, unless additional debt is used to support the CIRM-Funded Project, CIRM will not subordinate to company-wide debt without the consent of the Finance Subcommittee, based on the recommendation of the President. Such consent may not be unreasonably withheld.

J. Loan Application Process

1.
CIRM Loan Application Form
By the application deadline for an RFA that offers Loan funding, a Loan applicant must submit a Loan application form. The applicant must indicate its preference among available Loan terms for that RFA, e.g., Product-Backed or Company- Backed, etc. If an Application seeks a Company-Backed Loan for a project with scientific merit, the ICOC may deny the Application if the applicant does not meet the credit standards for such Loans. Accordingly, applicants that prefer Company-Backed Loans must indicate whether they would accept Product- Backed Loan funding as an alternative. If a Loan applicant is a Non-Profit Organization, the loan application form must be submitted by the proposed Borrower.

2.
Financial Feasibility Review
CIRM will assign each Loan applicant (or Borrower) to a Financial Services Provider. Each applicant or Borrower will work directly with a Financial Services Provider to provide the financial and business information that the Financial Services Provider needs to evaluate the applicant’s ability to manage and repay CIRM funds. The Financial Services Provider will collect from the applicant a processing fee to offset the cost of financial feasibility review.

APPENDIX B – CIRM RFA-10-03: Targeted Clinical Development Awards
California Institute for Regenerative Medicine

Grant Number:	CT1-05168	Budget Period:	Annual as of 8/1/2011
Grantee Name:	Geron Corporation
Grantee ID:	PR-Y0009A-SF	Project Period Start:	8/1/2011
Principal Investigator:	Dr. Jane Lebkowski	Project Period End:	7/31/2014
Project Title: Evaluation of Safety and Preliminary Efficacy of Escalating Doses of GRNOPC1 in Subacute Spinal Cord Injury

Milestone achievement is an important indicator of progress and is a major factor in review of progress reports. The milestones summarized below replace the milestones proposed in the original Application. “Progress Milestones” identify activities or outcomes to be completed by a specified date. They will be used as a basis for review of progress reports and at progress evaluation meetings. “No Go Milestones” state conditions that permit CIRM to suspend or permanently cease disbursements under this Award. Milestones may only be modified with Prior Approval from CIRM.

Year 1: May 2011 to July 2012 *
	Progress Milestones	Comments and potential activity modifications
1.	Complete enrollment and * of first * patients by *.	*
2.	Develop safety package with data to 30 days post transplant for first * patients, * by *.
3.	Complete enrollment and at least * of * (projected * patients) by *.
____________________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Year 1: May 2011 to July 2012 *
	Progress Milestones	Comments and potential activity modifications
4.	Obtain FDA and first site IRB clearance to * by *.	*
5.	Obtain IRB clearance * by *
6.	Complete enrollment * of * patient *.
____________________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Year 1: May 2011 to July 2012 *
	Progress Milestones	Comments and potential activity modifications
7.	Complete in-life phase of final preclinical study to support * patients by *.	*
8.	File package with FDA seeking permission for * patients *.
9.	Obtain FDA clearance to initiate * patients *.
10.	Obtain IRB clearance at *.

Year 1: May 2011 to July 2012 Manufacturing Process
	Progress Milestones	Comments and potential activity modifications
11.	Manufacture at least * vials (net of release testing and retains) of GMP material passing release specifications by *.	*

Year 2: August 2012 to July 2013 *
	Progress Milestones		Comments and potential activity modifications
1.	Complete enrollment * of * patients in* by *.	*
2.	Complete enrollment and * of at least * patients in * by *.	*
____________________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Year 2: August 2012 to July 2013 *
	Progress Milestones	Comments and potential activity modifications
3.	Obtain IRB clearance at * clinical sites by *.	*
4.	Complete enrollment of at least * patients in * by *.
5.	Complete at least * patients in *, file safety package with FDA seeking permission to * by *.

Year 2: August 2012 to July 2013 *
	Progress Milestones	Comments and potential activity modifications
6.	Obtain FDA clearance & IRB clearance * patients * by *.	*
____________________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Year 2: August 2012 to July 2013 Manufacturing Process
	Progress Milestones	Comments and potential activity modifications
7.	Manufacture total of at least * vials (net of release testing and retains) of GMP material passing release specifications *	*

Year 3: August 2013 to July 2014 *
	Progress Milestones	Comments and potential activity modifications
1.	Complete enrollment * of * patients * by *.	*
____________________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Year 3: August 2013 to July 2014 *
	Progress Milestones	Comments and potential activity modifications
2.	Obtain FDA clearance and IRB clearance to * patients *.	*
3.	Complete enrollment and * of at least * patients in * by *.
4.	Complete * of at least * patients * by *.

Year 3: August 2013 to July 2014 *
	Progress Milestones	Comments and potential activity modifications
5.	Obtain IRB clearance at * by *.	*
6.	Complete enrollment * patients in * by *.
____________________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Year 3: August 2013 to July 2014 Manufacturing Process
	Progress Milestones	Comments and potential activity modifications
7.	Manufacture total of at least * vials (net of release testing and retains) of GMP material passing release specifications during *.	*

“No go” milestones for program:
1.	Failure to enroll at least * patients by *.
2.	Failure to enroll at least * patients *.
3.	FDA communications suggest * within the project period.
4.	FDA communications suggest *.
5.	Serious safety issues observed in a clinical trial as assessed by DMC, FDA and/or sponsor which lead to termination of all clinical studies.
____________________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

RFA 10-03 CIRM Targeted Clinical Development Awards Part B - Appendix C
CIRM Funded Budget (CT1-05168) Jane Lebkowski/Geron Corporation

By Activity

Total Funds Requested from CIRM
		Year 1		Year 2		Year 3
ID	Activity	(5/1/11-7/31/12)		(8/1/12-7/31/13)		(8/1/13-7/31/14)		Total
1	*
2	*	$	*	$	*	$	*	$	*
3	*	$	*	$	*	$	*	$	*
4	*	$	*	$	*	$	*	$	*
5	*	$	*	$	*	$	*	$	*
6	*	$	*	$	*	$	*	$	*
7		$	*	$	*	$	*	$	*
8	*	$	*	$	*	$	*	$	*
9	*
10	*	$	*	$	*	$	*	$	*
11	*	$	*	$	*	$	*	$	*
12	*	$	*	$	*	$	*	$	*
13	*	$	*	$	*	$	*	$	*
14	*	$	*	$	*	$	*	$	*
15		$	*	$	*	$	*	$	*
16	*	$	*	$	*	$	*	$	*
17	*
18	*	$	*	$	*	$	*	$	*
19	*	$	*	$	*	$	*	$	*
20	*	$	*	$	*	$	*	$	*
21	*	$	*	$	*	$	*	$	*
22	*	$	*	$	*	$	*	$	*
23		$	*	$	*	$	*	$	*
24	*	$	*	$	*	$	*	$	*
25	*
26	*	$	*	$	*	$	*	$	*
27	*	$	*	$	*	$	*	$	*
28	*	$	*	$	*	$	*	$	*
29	*	$	*	$	*	$	*	$	*
30	*	$	*	$	*	$	*	$	*
31		$	*	$	*	$	*	$	*
32	*	$	*	$	*	$	*	$	*
33	*
34	*	$	*	$	*	$	*	$	*
35	*	$	*	$	*	$	*	$	*
36	*	$	*	$	*	$	*	$	*
37	*	$	*	$	*	$	*	$	*
38	*	$	*	$	*	$	*	$	*
39	*	$	*	$	*	$	*	$	*
40		$	*	$	*	$	*	$	*
41	*	$	*	$	*	$	*	$	*
42	*
43	*	$	*	$	*	$	*	$	*
44	*	$	*	$	*	$	*	$	*
45	*	$	*	$	*	$	*	$	*
46		$	*	$	*	$	e	$	*
47	*	$	*	$	*	$	*	$	*
48	CIRM Funded PROJECT COSTS
49	PI TOTAL CIRM funded Direct Project Costs		$6,764,267		$5,513,345		$3,609,643		$15,887,254
50	CIRM Funded FACILITIES AND INDIRECT COSTS
51	PI TOTAL CIRM Facilities Costs		$2,224,079		$1,783,145		$1,050,615		$5,057,840
52	PI TOTAL CIRM Indirect Costs		$1,715,718		$1,375,569		$810,475		$3,901,762
53	PI TOTAL CIRM FUNDED PROJECT COSTS		$10,704,064		$8,672,059		$5,470,733		$24,846,856
____________________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

RFA 10-03 CIRM Targeted Clinical Development Awards Part B - Appendix C
CIRM Funded Budget (CT1-05168) Jane Lebkowski/Geron Corporation

By Budget Category		Year 1		Year 2		Year 3		Total
1	*
2	*	$	*	$	*	$	*	$	*
3	*	$	*	$	*	$	*	$	*
4	*	$	*	$	*	$	*	$	*
5	*	$	*	$	*	$	*	$	*
6	*	$	*	$	*	$	*	$	*
7	*	$	*	$	*	$	*	$	*
8	*
9	*	$	*	$	*	$	*	$	*
10	*	$	*	$	*	$	*	$	*
11	*	$	*	$	*	$	*	$	*
12	*	$	*	$	*	$	*	$	*
13	*	$	*	$	*	$	*	$	*
14	*	$	*	$	*	$	*	$	*
15	*
16	*	$	*	$	*	$	*	$	*
17	*	$	*	$	*	$	*	$	*
18	*	$	*	$	*	$	*	$	*
19	*	$	*	$	*	$	*	$	*
20	*	$	*	$	*	$	*	$	*
21	*	$	*	$	*	$	*	$	*
22	*
23	*	$	*	$	*	$	*	$	*
24	*	$	*	$	*	$	*	$	*
25	*	$	*	$	*	$	*	$	*
26	*	$	*	$	*	$	*	$	*
27	*	$	*	$	*	$	*	$	*
28	*	$	*	$	*	$	*	$	*
29	*
30	*	$	*	$	*	$	*	$	*
31	*	$	*	$	*	$	*	$	*
32	*	$	*	$	*	$	*	$	*
33	*	$	*	$	*	$	*	$	*
34	*	$	*	$	*	$	*	$	*
35	*	$	*	$	*	$	*	$	*
36	*
37	*	$	*	$	*	$	*	$	*
38	*	$	*	$	*	$	*	$	*
39	*	$	*	$	*	$	*	$	*
40	*	$	*	$	*	$	*	$	*
41	*	$	*	$	*	$	*	$	*
42	*	$	*	$	*	$	*	$	*
43	*
44	*	$	*	$	*	$	*	$	*
45	*	$	*	$	*	$	*	$	*
46	*	$	*	$	*	$	*	$	*
47	*	$	*	$	*	$	*	$	*
48	*	$	*	$	*	$	*	$	*
49	PI TOTAL: CIRM Funded PROJECT COSTS		$6,764,267		$5,513,344		$3,609,643		$15,887,254
50	PI TOTAL Exclusions		$409,756		$418,642		$607,885		$1,436,283
51	PI TOTAL Adjusted PROJECT COSTS		$6,354,511		$5,094,701		$3,001,758		$14,450,971
52	PI TOTAL CIRM Facilities Costs		$2,224,079		$1,783,145		$1,050,615		$5,057,840
53	PI TOTAL CIRM Indirect Costs		$1,715,718		$1,375,569		$810,475		$3,901,762
54	PI TOTAL CIRM FUNDED PROJECT COSTS		$10,704,064		$8,672,059		$5,470,734		$24,846,856
____________________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

RFA 10-03 CIRM Targeted Clinical Development Awards Part B - Appendix C
CIRM Funded Budget (CT1-05168) Jane Lebkowski/Geron Corporation

TOTAL PROJECT BUDGET SUMMARY

Consultants
ID	Activity	FTE $$		/Subcontracts		Travel		Supplies		Equipment		Total Project Costs
*
1	*	$	*	$	*	$	*	$	*	$	*	$	*
2	*	$	*	$	*	$	*	$	*	$	*	$	*
3	*	$	*	$	*	$	*	$	*	$	*	$	*
*
4	*	$	*	$	*	$	*	$	*	$	*	$	*
5	*	$	*	$	*	$	*	$	*	$	*	$	*
6	*	$	*	$	*	$	*	$	*	$	*	$	*
*
7	*	$	*	$	*	$	*	$	*	$	*	$	*
8	*	$	*	$	*	$	*	$	*	$	*	$	*
9	*	$	*	$	*	$	*	$	*	$	*	$	*
*
10	*	$	*	$	*	$	*	$	*	$	*	$	*
11	*	$	*	$	*	$	*	$	*	$	*	$	*
12	*	$	*	$	*	$	*	$	*	$	*	$	*
*
13	*	$	*	$	*	$	*	$	*	$	*	$	*
14	*	$	*	$	*	$	*	$	*	$	*	$	*
15	*	$	*	$	*	$	*	$	*	$	*	$	*
*
16	*	$	*	$	*	$	*	$	*	$	*	$	*
17	*	$	*	$	*	$	*	$	*	$	*	$	*
18	*	$	*	$	*	$	*	$	*	$	*	$	*
TOTAL PROJECT COST
19	TOTAL DIRECT PROJECT COSTS (CIRM plus Applicant)											$	*
20	TOTAL CIRM facilities/ Indirect costs											$	*
21	Applicant overhead costs											$	*
22	TOTAL PROJECT COST											$	*
____________________

*: Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.